Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191685

SIGNATURE GROUP HOLDINGS, INC.

PROXY STATEMENT/PROSPECTUS

A REINCORPORATION AND HOLDING COMPANY MERGER IS PROPOSED

YOUR VOTE IS IMPORTANT

Dear Fellow Stockholder:

On behalf of the Board of Directors of Signature Group Holdings, Inc. (the “Company”), you are cordially invited to attend a special meeting of stockholders of the Company to be held on December 30, 2013, at 10 a.m., local time, at the offices of our counsel, Crowell & Moring LLP, 515 South Flower St., 40th Floor, Los Angeles CA 90071.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to approve an agreement and plan of merger, pursuant to which the Company will merge with and into a wholly owned limited liability company subsidiary of a newly formed Delaware corporation (we refer to this proposal as the “Reincorporation Proposal”), and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If the Reincorporation Proposal is approved and the transactions contemplated by the merger agreement, which we refer to as the “Reincorporation,” are completed, we will become a wholly owned limited liability subsidiary of the new Delaware holding company, and your shares will automatically be exchanged for the same number of shares of the Delaware holding company (unless you properly exercise dissenters’ rights, which will entitle you to obtain payment of the fair value of your shares according to the provisions of Sections 92A.300 to 92A.500 of the Nevada Revised Statutes). We intend to rename the holding company “Signature Group Holdings, Inc.” at the time of the Reincorporation.

Our Board of Directors believes that reincorporation will help us to implement our acquisition strategy, including through benefiting from Delaware’s leadership role in corporate law and adjudication of disputes, which will provide us with greater certainty in connection with operational and strategic planning, and permitting us to keep acquired businesses structurally separate from the Company. Our Board of Directors has unanimously determined that the Reincorporation is advisable and in the best interests of our stockholders. Accordingly, our board has unanimously approved the merger agreement and recommends that you vote “FOR” the Reincorporation Proposal and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important. We cannot complete the Reincorporation unless holders of a majority of the outstanding shares of our common stock vote to approve the Reincorporation Proposal. If you fail to vote on the Reincorporation Proposal, it will have the same effect as if you were to vote against the Reincorporation Proposal.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, WE URGE YOU TO VOTE

BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID, SELF-ADDRESSED ENVELOPE, OR VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

We encourage you to read the accompanying proxy statement/prospectus carefully because it explains the proposed Reincorporation, the documents related to the Reincorporation and other related matters. You can also obtain other information about us from documents that we have filed with the Securities and Exchange Commission.

Sincerely,

/s/ Craig T. Bouchard

Craig T. Bouchard

Chief Executive Officer and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November 27, 2013 and is being first mailed to Signature Group Holdings, Inc. stockholders on or about November 27, 2013.

If you have any questions or need assistance voting, please call:

MORROW & CO., LLC

(800) 662-5200 or (203) 658-9400

SIGNATURE GROUP HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 30, 2013

Dear Fellow Stockholder:

A Special Meeting of the Stockholders of Signature Group Holdings, Inc. will be held at the offices of our counsel, Crowell & Moring LLP, 515 South Flower St., 40th Floor, Los Angeles CA 90071 on December 30, 2013, at 10:00 a.m., local time, for the following purposes:

1.	Consider a proposal, which we refer to as the “Reincorporation Proposal,” to approve an agreement and plan of merger, pursuant to which Signature Group Holdings, Inc. will merge with and into a wholly owned limited liability company subsidiary of a newly formed Delaware corporation, which we refer to as “Holdings,” and each outstanding share of common stock of Signature Group Holdings, Inc. (other than shares held by stockholders that properly exercise dissenters’ rights), will be converted into one share of common stock of Holdings;

2.	Consider a proposal, which we refer to as the “adjournment proposal,” to approve, if necessary, the adjournment of the Special Meeting to solicit additional proxies in favor of the Reincorporation Proposal;

3.	Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

Our Board of Directors has approved the proposed agreement and plan of merger and determined it is advisable and in the best interest of our stockholders, and unanimously recommends that stockholders vote “FOR” the Reincorporation Proposal. In addition, our Board unanimously recommends that stockholders vote “FOR” the adjournment proposal. Your vote “FOR” the Reincorporation Proposal will also constitute a vote “FOR” the assumption by Holdings of the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan (including the existing share reserves under the plan), which was previously approved by stockholders, and all the outstanding equity awards under the plan.

Stockholders as of the record date are entitled to assert dissenters’ rights under Sections 92A.300 to 92A.500 of the Nevada Revised Statutes with respect to the Reincorporation Proposal. A copy of Sections 92A.300 to 92A.500 is attached as Annex E to the accompanying proxy statement/prospectus.

The Board of Directors has set the close of business on November 21, 2013 as the record date for the meeting. Owners of Signature Group Holdings, Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Stockholders will be asked at the meeting to present a valid photo identification. Stockholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE VIA THE INTERNET OR BY TELEPHONE, OR MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors

/s/ Chris Manderson

Chris Manderson

Executive Vice President and General Counsel

Sherman Oaks, California

November 27, 2013

ADDITIONAL INFORMATION

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Signature Group Holdings, Inc., which we refer to as the “Company,” with respect to the solicitation of proxies by the Company for the special meeting described within, and a prospectus of SGH Holdco, Inc., which we refer to as “Holdings,” for the shares of common stock of Holdings to be issued to Company stockholders in connection with the proposed Reincorporation. As permitted under the rules of the Securities and Exchange Commission, or the SEC, this proxy statement/prospectus incorporates important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” beginning on page 40. You may also obtain copies of these documents, without charge, from the Company by writing or calling:

Signature Group Holdings, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Telephone: (805) 435-1255

You also may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the proxy solicitor for the merger at the following address and telephone numbers:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Stockholders Call Toll-Free at: 800-662-5200

Banks and Brokerage Firms Call Collect at: 203-658-9400

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than December 18, 2013.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the special meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

This proxy statement/prospectus is dated November 27, 2013. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of the Holdings common stock in connection with the Reincorporation implies that information is accurate as of any other date.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus, and in documents incorporated by reference in this proxy statement/prospectus, contain “forward-looking” information, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects”, “anticipates”, “believes”, “intends”, “plans”, “may”, “estimates”, “predicts”, “potential”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or the negative of these terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under “Risk Factors,” and those identified in our Annual Report on Form 10-K for the year ended December 31, 2012 and in the other documents incorporated by reference. In light of these risks and uncertainties, the forward-looking results discussed or incorporated by reference in this proxy statement/prospectus might not occur.

QUESTIONS AND ANSWERS

Q: Why am I receiving this document?

A: You are receiving this proxy statement/prospectus in connection with the solicitation of proxies by the Board of Directors of the Company (the “Company Board”) in favor of a Reincorporation Proposal.

Q: What is the Reincorporation Proposal?

A: We are asking you to approve a merger agreement that would result in our becoming a wholly owned limited liability company subsidiary of a new Delaware holding company, which we refer to as “Holdings.” As a result of the merger, Holdings will be the publicly held corporation through which you hold your shares, and the Company will become a wholly owned subsidiary of Holdings. We refer to this transaction as the “Reincorporation.” We intend to rename the holding company “Signature Group Holdings, Inc.” at the time of the Reincorporation.

To review the details of the proposed Reincorporation in greater detail, see “The Reincorporation Proposal—Reincorporation Procedure.” Further, a copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q: Why are you undertaking the Reincorporation?

A: We are undertaking the Reincorporation:

•	to take advantage of the benefits of Delaware corporate law; and

•	to provide us with additional flexibility as we pursue our goal of growth through acquisitions, including permitting us to keep the companies we acquire structurally separate from the Company.

To review the reasons for our Reincorporation in greater detail, see “The Reincorporation Proposal—Reasons for the Reincorporation.”

Q: What other matters will be voted on at the special meeting?

A: Besides the Reincorporation Proposal, you will be asked to consider and vote on a proposal to approve, if necessary, the adjournment of the Special Meeting to solicit additional proxies in favor of the Reincorporation Proposal (the “adjournment proposal”).

Q: Where and when is the special meeting?

A: The special meeting will be held at the offices of our counsel, Crowell & Moring LLP, 515 South Flower St., 40th Floor, Los Angeles CA 90071 on December 30, 2013 at 10:00 a.m., Pacific Time.

Q: Who can attend and vote at the special meeting?

A: All stockholders are entitled to attend the special meeting. If you are the beneficial owner of shares held in the name of your broker, bank or nominee, you must bring proof of ownership (such as a current broker’s statement) in order to be admitted to the special meeting.

Stockholders of record as of the close of business on November 21, 2013, the record date for the special meeting, are entitled to vote at the special meeting, or any adjournment or postponement thereof. At the close of business on the record date there were 12,213,219 shares of Company common stock issued and outstanding.

Q: What is a quorum?

A: In order for any matter to be considered at the special meeting, there must be a quorum present. The presence, in person or represented by proxy, of the holders of a majority of the shares of our common stock eligible to vote at the special meeting as of the record date for the meeting will constitute a quorum. Shares of common stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, either our Chairman or the stockholders entitled to vote at the meeting who are present or represented by proxy may adjourn the meeting until a quorum is present. See “The Special Meeting—Record Date and Quorum” on page 20.

Q: What vote of our stockholders is required to approve the Reincorporation Proposal?

A: Under Nevada law and as a condition to completion of the Reincorporation, stockholders holding at least a majority of the shares of the common stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the Reincorporation Proposal. See “The Special Meeting—Required Vote” on page 20.

As of November 21, 2013, there were 12,213,219 shares of common stock outstanding.

Q: What will happen if I fail to vote, fail to instruct my broker to vote on the Reincorporation Proposal or vote to abstain?

A: A failure to vote your shares of common stock, or voting to abstain, will have the same effect as a vote “AGAINST” the Reincorporation Proposal. Brokers do not have discretionary authority to vote on the Reincorporation Proposal or the adjournment proposal.

Abstentions and properly executed broker non-votes, if any, will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See “The Special Meeting—Required Vote” on page 20.

Q: How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A: The directors and current executive officers of the Company have informed the Company that, as of the date of the filing of this proxy statement/prospectus, they intend to vote “FOR” the Reincorporation Proposal. As of November 21, 2013, the directors and current executive officers owned, in the aggregate, 445,389 shares of common stock entitled to vote at the special meeting, which represents approximately 3.6% of the Company’s outstanding shares. This number does not include 1,128,047 shares held by Zell Credit Opportunities Master Fund, L.P.; Chai Trust Company, LLC, representing approximately 9.2% of our outstanding shares, which has also indicated that it intends to vote “FOR” the Reincorporation Proposal.

Q: How does the Company Board recommend that I vote?

A: The Company Board unanimously recommends that our stockholders vote:

•	“FOR” the Reincorporation Proposal;

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reincorporation Proposal.

You should read “The Reincorporation Proposal—Reasons for the Reincorporation” beginning on page 12 for a discussion of the factors that the Company Board considered in deciding to recommend the approval of the merger agreement.

Q: Am I entitled to exercise dissenters’ rights instead of receiving Holdings common stock for my shares of common stock?

A: Stockholders who do not vote in favor of the Reincorporation Proposal may elect to exercise statutory dissenters’ rights. See “The Reincorporation Proposal—Dissenters’ Rights” beginning on page 17 and the text of the Nevada dissenters’ rights statute, Sections 92A.300 – 92A.500 of the Nevada Revised Statutes, which is reproduced in its entirety as Annex E to this proxy statement/prospectus.

Q: When is the Reincorporation expected to be completed?

A: If we receive the requisite stockholder approval at the special meeting, we currently expect to complete the Reincorporation promptly thereafter. However, we cannot assure completion of the Reincorporation by any particular date, if at all.

Q: Will the management or the business change as a result of the Reincorporation?

A: Until Holdings completes any acquisitions, the business will not change following the Reincorporation. We expect that the executive officers and the composition of the Board of Directors of Holdings (the “Holdings Board”) immediately after completion of the Reincorporation will be the same as the executive officers and the composition of the Company Board today.

Q: What will the name of the public company be following the Reincorporation?

A: The name of the public company following the Reincorporation will be “Signature Group Holdings, Inc.”

Q: Will the Company’s CUSIP number change as a result of the Reincorporation?

A: Yes, following the Reincorporation, Holdings’ CUSIP number will be 784184103.

Q: What will happen to my stock as a result of the Reincorporation?

A: Unless you properly exercise your dissenters’ rights, which will entitle you to obtain payment of the fair value of your shares pursuant to Nevada Revised Statutes Sections 92A.300 to 92A.500, your shares of Company common stock will automatically be converted in the Reincorporation into the same number of shares of common stock of Holdings. As a result, you will become a stockholder of Holdings and will own the same number of shares of Holdings common stock that you owned of Company common stock immediately prior to the Reincorporation. We expect that Holdings common stock will be quoted on the OTCQX under the trading symbol “SGGH.”

Q: Will I have to turn in my stock certificates?

A: No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the Reincorporation. After the Reincorporation, your common stock certificates will represent the same number of shares of Holdings common stock as they represented of Company common stock prior to the Reincorporation.

Within a reasonable period of time following completion of the Reincorporation, Holdings will mail you a letter of transmittal, in customary form, and instructions for use in effecting the surrender of your Company stock certificates, if you so choose, in exchange for Holdings stock certificates or non-certificated shares of Holdings common stock in book-entry form. If you hold uncertificated shares, your shares will automatically be exchanged for shares of Holdings common stock in the Reincorporation.

Q: Will the Reincorporation affect my federal income taxes?

A: The Reincorporation will be a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the completion of the Reincorporation is conditioned on the receipt by the Company of an opinion from its counsel to the effect that the Reincorporation if consummated in the manner provided in the merger agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. You will not recognize any gain or loss for federal income tax purposes upon your receipt of Holdings common stock in exchange for your shares of Company stock in the

Reincorporation. Holders that exercise their dissenters’ rights, however, may recognize gain or loss upon the Reincorporation. The tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the Reincorporation to you, including any foreign, state, or local tax consequences of the Reincorporation. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 36 of this proxy statement/prospectus.

Q: What happens if the Reincorporation is not consummated?

A: If the Reincorporation Proposal is not approved by the Company’s stockholders, or if the Reincorporation is not consummated for any other reason, the Company will remain a public company and shares of Company common stock will continue to be quoted on the OTCQX.

Q: What do I need to do now?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement/prospectus, and to consider how the Reincorporation affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

Q: Can I revoke my proxy?

A: Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Signature Group Holdings, Inc., Attn: Corporate Secretary, 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person, although simply attending the special meeting will not cause your proxy to be revoked. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the options described above for revoking your proxy do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your proxy or submit new voting instructions.

Q: What does it mean if I get more than one proxy card or voting instruction card?

A: If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q: What is householding and how does it affect me?

A: The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q: Whom do I contact if I have questions about the Reincorporation Proposal?

A: You may contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Stockholders Call Toll-Free at: 800-662-5200

Banks and Brokerage Firms Call Collect at: 203-658-9400

or the Company:

Signature Group Holdings, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Telephone: (805) 435-1255

SUMMARY

This section highlights key aspects of the Reincorporation Proposal, including the merger agreement, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the holding company merger proposal, and for a more complete description of the legal terms of the merger agreement, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in “Where You Can Find Additional Information.”

The Principal Parties

Signature Group Holdings, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Telephone: (805) 435-1255

Signature Group Holdings, Inc., or the “Company,” is an enterprise that was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Effective Date”), Fremont completed a plan of reorganization and emerged from Chapter 11 bankruptcy proceedings with (i) the present name, (ii) nine new board members and a new management team, (iii) various assets and liabilities, including a substantial amount of net operating loss tax carryforwards, or “NOLs,” which, as of December 31, 2012, included federal and California NOLs of $886.9 million and $980.0 million, respectively, and (iv) publicly traded common stock.

Since the Effective Date, the Company has been repositioned through the divestiture of non-core legacy assets, becoming a timely filer with the SEC, settling and resolving a substantial number of legacy legal actions, making select investments through Signature Special Situations and acquiring North American Breaker Co., LLC (“Industrial Supply”) on July 29, 2011, its wholly owned specialty industrial supply company. Management and the Company Board expect to grow through additional acquisitions, as well as through organic efforts within existing operations.

The Company operates through two principal operating segments: Industrial Supply and Signature Special Situations.

Industrial Supply. Industrial Supply, headquartered in Burbank, California, is one of the largest independent suppliers of circuit breakers in the country. Industrial Supply focuses on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but we also supply residential circuit breakers. It operates from seven warehouse locations (as of July 1, 2013) across the United States, which enables it to improve customer delivery times, a key attribute of the Company’s service-oriented model. Industrial Supply’s assets are primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities are primarily comprised of trade payables, a line of credit and long-term debt.

Signature Special Situations. Signature Special Situations selectively acquires sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. It may also originate secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring. The Company may take positions in corporate bonds and other structured debt instruments, which may be performing, sub-performing or nonperforming, as well as other specialized financial assets. Based on the Company’s periodic analyses of individual investments and portfolios, it may also opportunistically exit investment positions when the benefits of holding the assets no longer outweigh the benefits of selling them. During the second quarter of 2013, a majority of Signature Special Situations’ assets, specifically its portfolio of residential real estate loans, were sold generating cash proceeds of approximately $27.1 million and a gain of $5.0 million. The proceeds are expected to be used in the Company’s acquisition efforts and to support the organic growth of other Company businesses.

The Company’s operations also include a discontinued operations segment, where the Company holds and manages certain assets and liabilities related to the former businesses of Fremont and Cosmed, Inc., a small cosmetics company, for which management and the Company Board have formally adopted plans of disposal. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

The Company’s principal executive offices are located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, and its telephone number is (805) 435-1255.

SGH Holdco, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Telephone: (805) 435-1255

Holdings is a newly formed Delaware corporation. The Company formed Holdings for the purpose of participating in the Reincorporation. Prior to the Reincorporation, Holdings will have no assets or operations other than those incident to its formation. We intend to rename the holding company “Signature Group Holdings, Inc.” at the time of the Reincorporation.

SGH Merger Sub, LLC

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Telephone: (805) 435-1255

SGH Merger Sub, LLC, or “Merger Sub,” is a newly formed Delaware limited liability company that is wholly owned by Holdings. The Company caused Merger Sub to be formed for the purpose of participating in the Reincorporation. Prior to the Reincorporation, Merger Sub will have no assets or operations other than those incident to its formation.

The Reincorporation (Page 13)

This proxy statement/prospectus relates to the proposed Reincorporation of the Company pursuant to an agreement and plan of merger, pursuant to which the Company will merge with and into Merger Sub, which will survive as a wholly owned subsidiary of Holdings. The merger agreement is included in this proxy statement/prospectus as Annex A.

Treatment of common stock in the Reincorporation (Page 14)

As a result of the Reincorporation, each issued and outstanding share of Company common stock (other than shares held by stockholders that properly exercise dissenters’ rights) will be converted automatically into one share of common stock of Holdings. Stockholders that properly exercise their dissenters’ rights will not receive shares of Holdings, but will instead be entitled to obtain payment of the fair value of his or her shares according to the procedures set forth in Sections 92A.300 to 92A.500 of the Nevada Revised Statutes.

Treatment of Options and Warrants in the Reincorporation (Pages 14 and 15)

At the time of the Reincorporation, Holdings will assume the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, which we refer to as the 2006 Incentive Plan. Holdings will also assume all options to purchase Company common stock and all restricted stock awards that are outstanding under the 2006 Incentive Plan at the time of the merger. Upon completion of the Reincorporation, the reserve of Company common stock under the 2006 Incentive Plan will automatically be converted on a one-share-for-one-share basis into shares of Holdings common stock, and the terms and conditions that are in effect immediately prior to the Reincorporation under each outstanding equity award assumed by Holdings will continue in full force and effect after the Reincorporation, except that the shares of common stock issuable under each such award will be shares of Holdings common stock.

At the time of the Reincorporation, Holdings will also assume all outstanding warrants to purchase Company common stock. The terms and conditions of the warrants that are in effect immediately prior to the Reincorporation will continue in full force and effect after the Reincorporation, except that the shares of common stock issuable under each such warrant will be shares of Holdings common stock.

Reasons for the Reincorporation (Page 13)

In the judgment of the Company Board, it is highly desirable to be incorporated in Delaware to effect the Company Board’s business strategy, which includes acquiring and growing businesses in order to create stockholder value. Delaware has followed a policy of encouraging corporations to incorporate in that state, and has developed a legal and judicial system that supports that goal. The Delaware legislature plays a leading role in adopting comprehensive, modern and flexible statutes to meet the changing circumstances faced by corporations and their boards of directors. Delaware has a more extensive and well-defined body of corporate law interpreting these statutes than exists in states such as Nevada. The Delaware courts have developed a specialized business court system, the Court of Chancery, which has considerable expertise in interpreting the Delaware General Corporation Law, and in promptly adjudicating legal disputes relating to corporations. The more extensive body of law and greater judicial responsiveness to disputes provides boards of directors with greater certainty in connection with operational and strategic planning.

The Company Board also believes that the creation of a holding company structure will provide us with additional flexibility as we pursue our goal of growth through acquisitions. The holding company structure will permit us to keep the businesses we acquire as separate subsidiaries of Holdings, and thus structurally separate from the businesses of the Company which will, after the Reincorporation, be held and operated by Merger Sub, a Delaware limited liability company. This may permit us to keep the assets and liabilities of businesses acquired in the future by Holdings separate from the assets and liabilities of the businesses currently held by the Company for various corporate purposes, but not for federal income tax purposes. Consequently, new assets acquired by Holdings should be immune from liabilities of the Company as held by Merger Sub after the Reincorporation, and this should permit Holdings to acquire new lines of business outside of the reach of creditors of the Company. Notwithstanding the structural separation of the businesses, the Reincorporation is structured so that the Company’s existing federal NOLs (which as a result of the Reincorporation will be held and taken into account by Holdings), should be available for use against both taxable income of the Company and future taxable income of Merger Sub and Holdings. The Company Board also believes that the structural separation of the acquired business from the Company will facilitate our retention and incentivization of separate executives for these businesses.

The Company Board believes that the above benefits will be important factors in attracting and retaining qualified persons to serve on our board, and in attracting and retaining qualified persons to operate the Company and the other subsidiaries of Holdings formed in connection with future acquisitions.

Conditions to Completion of the Reincorporation (Page 15)

The completion of the Reincorporation depends on the satisfaction or waiver by the parties to the Reincorporation of the following conditions:

•	absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of Holdings common stock to be issued in the Reincorporation;

•	approval of the merger agreement by the affirmative vote of at least a majority of all issued and outstanding shares of Company common stock;

•	admission of Holdings to the OTCQX tier of the OTC Markets and eligibility of Holdings common stock issuable in the Reincorporation for quotation on the OTCQX tier of the OTC Markets, subject only to official notice of issuance;

•	absence of any order or proceeding that would prohibit or make illegal completion of the Reincorporation;

•	receipt by the Company of a legal opinion of Blank Rome LLP indicating that the Reincorporation will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the Company will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the merger agreement;

•	the Company’s redemption of all of its outstanding 9.0% Notes under the Indenture, dated as of June 11, 2010, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”);

•	receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Reincorporation; and

•	absence of the notice of exercise of dissenters’ rights which have not been waived or lost by the holders of more than 15% of the Company’s common stock.

The conditions in the first and second bullets above will not be waived, and the condition in the last bullet above will not be waived if such waiver would result in an “ownership change” within the meaning of Section 382 of the Code. Please see “Material U.S. Federal Tax Consequences” at page 36.

Termination of Merger Agreement (Page 16)

We may terminate the merger agreement at any time prior to consummation of the Reincorporation, even after approval of the Reincorporation Proposal by our stockholders, if the Company Board determines that, for any reason, the completion of the Reincorporation would be inadvisable or not in the best interest of the Company or our stockholders.

Material U.S. Federal Income Tax Consequences (Page 36)

The Reincorporation will be a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Company stockholders who do not exercise their dissenters’ rights will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Holdings common stock in exchange for shares of Company common stock. However, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the merger to you, including any state, local or foreign tax consequences of the Reincorporation.

Because Company stockholders are entitled to assert dissenters’ rights under Sections 92A.300 to 92A.500 of the Nevada Revised Statutes with respect to the Reincorporation, the Reincorporation may result in a shift in the Company’s total current share ownership. If a significant number of stockholders elect to exercise dissenters’ rights, the amount of that shift may increase. However, it is a condition to completion of the Reorganization that dissenters’ rights have not been properly exercised and not waived or lost with respect to more than 15% of the outstanding shares of Company common stock. As a result of that condition, the Company will not experience an “ownership change” within the meaning of section 382 of the Code as a result of the Reincorporation. Accordingly, the Reincorporation is not expected to impact the availability of the Company’s existing federal NOLs, as such federal NOLs will be held and taken into account by Holdings (including against income generated by Merger Sub) as of the close of the Reincorporation. The Company also has NOLs in California and other state jurisdictions (“State NOLs”). After the Reincorporation, the Company’s State NOLs should remain available to offset taxable income of the Company’s businesses in accordance with applicable state law.

Dissenters’ Rights (Page 17)

Under Nevada law, the Company’s stockholders have dissenters’ rights in connection with the Reincorporation. Shares of Company common stock held by stockholders that properly exercise dissenters’ rights will not be converted into shares of Holdings common stock in the merger. Instead, such dissenting stockholders will be entitled to receive payment of the fair value of such shares in accordance with Sections 92A.300 – 92A.500 of the Nevada Revised Statutes, unless they fail to perfect, withdraw or otherwise lose the right to dissent.

Markets and Market Prices (Page 18)

Holdings common stock is not currently traded on any stock exchange or quoted on any market. Following the Reincorporation, we expect Holdings common stock to be quoted on the OTCQX under the trading symbol “SGGH”. On November 21, 2013, the closing price per share of Company common stock was $11.00.

Governance of Holdings Following the Reincorporation (Page 19)

We expect that the composition of the Holdings Board immediately after completion of the Reincorporation will be the same as the composition of the Company Board today. We expect that upon completion of the Reincorporation, the executive officers of Holdings will be the same as the executive officers of the Company prior to completion of the Reincorporation.

Comparison of Stockholder Rights Before and After the Reincorporation (Page 30)

Upon completion of the Reincorporation, the rights of Company stockholders will be governed by the Amended and Restated Certificate of Incorporation of Holdings, which we refer to as the “Holdings Charter,” the Amended and Restated Bylaws of Holdings, which we refer to as the “Holdings Bylaws,” and applicable Delaware law. While there will be substantial similarities between their rights and their rights as Company stockholders prior to the Reincorporation, various differences are noted in “Comparison of Stockholder Rights Before and After the Reincorporation,” below.

CERTAIN FINANCIAL INFORMATION

Separate financial statements for Holdings have not been provided in this proxy statement/prospectus because prior to the Reincorporation, Holdings will have no assets, liabilities or operations other than incident to its formation. Immediately after completion of the Reincorporation, the consolidated financial statements of Holdings will be the same as the Company’s consolidated financial statements immediately prior to the Reincorporation.

RISK FACTORS

In considering whether to vote in favor of the Reincorporation Proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including the Company’s annual report on Form 10-K for the year ended December 31, 2012, and the risk factors described in the documents incorporated by reference. In addition, you should pay particular attention to the risks described below.

We may not obtain the expected benefits of the Reincorporation.

We believe our reincorporation and organization into a holding company structure will provide us with benefits in the future, as described under “The Reincorporation Proposal—Reasons for the Reincorporation” at page 13. These expected benefits may not be obtained if Holdings fails to complete acquisitions or if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. In addition, the holding company structure may not keep the assets and liabilities of the Company and any new businesses we acquire legally separate. As a result, we may incur the costs of implementing the Reincorporation Proposal without realizing the possible benefits. These costs include the increased administrative costs and expenses associated with keeping separate records, and in some cases making separate regulatory filings for Holdings and the Company.

As a holding company, Holdings will depend in large part on funding from its operating subsidiaries.

After the completion of the Reincorporation, Holdings will be a holding company with no business operations of its own. Until it has either formed or acquired other companies, its only significant asset will be the outstanding shares of the Company. As a result, it will rely on funding from the Company to meet its obligations. If the Company needs to retain its funds to meet its financial obligations, that may limit Holdings’ access to funds and Holdings’ ability to pursue its acquisition strategy or other strategic objectives.

As a stockholder of a Delaware corporation, your rights after the Reincorporation will be different from, and may be less favorable than, your current rights as a stockholder of a Nevada corporation.

Upon completion of the Reincorporation, the rights of Company stockholders will be governed by the Holdings Charter, the Holdings Bylaws and applicable Delaware law. While there will be substantial similarities between their rights after the Reincorporation and their rights as Company stockholders prior to the Reincorporation, various differences are noted in “Comparison of Stockholder Rights Before and After the Reincorporation,” at page 30. Some of these differences may be less favorable to stockholders.

These include a new forum selection provision in the Holdings Charter, which provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for stockholder derivative actions or proceedings, claims asserting breaches of fiduciary duties by Holdings’ directors and officers, claims against Holdings or its directors or officers under the Holdings Charter, the Holdings Bylaws and applicable Delaware law, or actions against Holdings or its directors or officers under the internal affairs doctrine. While we believe that adoption of a Delaware forum selection provision is in the best interests of Holdings and its shareholders, currently, several legal challenges to companies’ forum selection provisions are pending. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

The Reincorporation is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. If we fail to complete the Reincorporation, we cannot obtain the expected benefits of the Reincorporation and we may suffer administrative losses based on our efforts to seek the Reincorporation.

The Reincorporation is subject to a number of conditions to completion. These include stockholder approval of the Reincorporation, acceptance of Holdings stock for OTCQX tier quotation on the OTC Markets, receipt of a legal opinion that the Reincorporation constitutes a “reorganization” under the Code, the Company’s redemption of its outstanding 9.0% Notes under the Indenture, the absence of an administrative stop order or judicial order or proceeding in respect of the Reincorporation, and the absence of exercise of dissenters’ rights with respect to more than 15% of the Company’s outstanding shares of common stock. Please see “The Reincorporation Proposal—Conditions to Completion of the Reincorporation,” at page 14, for a more detailed discussion. We cannot predict whether and when these other conditions will be satisfied. Any failure to complete or delay in completing the Reincorporation could cost the Company additional time, effort and attention, as well as cause us not to realize some or all of the expected benefits that we expect as a result of completing the Reincorporation successfully within its expected time frame.

If stockholders exercise dissenters’ rights in connection with the Reincorporation, the Company may experience a change in ownership for tax purposes that could impact the Company’s valuable federal NOLs. In addition, paying dissenting shareholders for their shares may force the Company to spend a material amount of its available cash to pay the fair value of such stockholders’ stock or in settlement of such dissenters’ rights claims.

Under Nevada law, our stockholders may exercise dissenters’ rights in connection with the Reincorporation. Please see “Dissenters’ Rights,” at page 16, for a more detailed discussion. Upon the proper exercise of dissenters’ rights, the Company must deliver the amount it determines to be the fair value of such shares, plus accrued interest, along with financial statements. If stockholders exercise dissenters’ rights in respect of a material amount of the Company’s shares, the Company could experience an “ownership change” within the meaning of section 382 of the Code as a result of the Reincorporation that could impact the availability of the Company’s existing federal NOLs to Holdings. Please see “Material U.S. Federal Tax Consequences” at page 36 for a more detailed discussion of the federal NOLs. It is a condition to completion of the Reorganization that dissenters’ rights have not been properly exercised and not waived or lost with respect to more than 15% of the outstanding shares of Company common stock. However, if this condition is waived, or if dissenters’ rights are exercised with respect to a lesser percentage of the outstanding shares that is nonetheless significant, the Holdings board of directors would have less flexibility to issue shares of common stock after the Reincorporation, which could have a negative impact on its ability to pursue acquisitions of other businesses.

Separately, in connection with the exercise of dissenters’ rights in respect of a significant number of Company shares or if dissenting stockholders disagree with the Company’s calculation of the fair value of their shares, the costs of the Reincorporation may materially increase and we may be forced to spend a material amount of our available cash in settlement of such dissenters’ rights claims.

THE REINCORPORATION PROPOSAL

This section of the proxy statement/prospectus describes the Reincorporation Proposal. Although we believe that the description in this section covers the material terms of the Reincorporation Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex A to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the merger agreement for a more complete understanding of the Reincorporation Proposal. Your approval of the Reincorporation Proposal will constitute your approval of the merger agreement, the merger, Holdings Charter, which we have attached as Annex B to this proxy statement/prospectus, and the Holdings Bylaws, which we have attached as Annex C to this proxy statement/prospectus.

Reasons for the Reincorporation

Beginning with the first meeting of the current Company Board, in July 2013, the Company Board has discussed reincorporating from Nevada to Delaware. In the judgment of the Company Board, it is highly desirable to be incorporated in Delaware to effect its acquisition strategy and create stockholder value. The Company Board has balanced the costs of the Reincorporation (primarily costs of legal counsel) and the benefits, particularly given the new business strategy and focus of the Company Board and senior management team. That strategy includes acquiring and growing businesses financed by the issuance of equity and debt securities. As part of that strategy, the Company has an effective universal shelf registration statement permitting the Company to sell $300 million in securities, and the senior management team has developed potential financing relationships for transactions with leading Wall Street investment banks. The Company also has said that it would seek to fund acquisitions through rights offerings pursuant to which current stockholders could maintain their pro rata ownership in the Company if they chose.

The Company Board believes that more than fifty percent of all publicly-traded companies in the United States are incorporated in Delaware, including sixty percent of companies that constitute the Fortune 500. Delaware has followed a policy of encouraging corporations to incorporate in that state, and has developed a legal and judicial system that supports that goal. The Delaware legislature plays a leading role in adopting comprehensive, modern and flexible statutes to meet the changing circumstances faced by corporations and their boards of directors. Delaware has a more extensive and well-defined body of corporate law interpreting these statutes than exists in states such as Nevada. The Delaware courts have developed a specialized business court system, the Court of Chancery, which has considerable expertise in interpreting the Delaware General Corporation Law, or DGCL, and in promptly adjudicating legal disputes relating to corporations. The more extensive body of law and greater judicial responsiveness to disputes provides boards of directors with greater certainty in connection with operational and strategic planning.

The Company Board also believes that the creation of a holding company structure will provide us with additional flexibility as we pursue our goal of growth through acquisitions. The holding company structure will permit us to keep the businesses we acquire as separate subsidiaries of Holdings, and thus structurally separate from the businesses of the Company which will, after the Reincorporation, be held and operated by Merger Sub, a Delaware limited liability company. This may permit us to keep the assets and liabilities of businesses acquired in the future by Holdings separate from the assets and liabilities of the businesses currently held by the Company for various corporate purposes, but not for federal income tax purposes. Consequently, new assets acquired by Holdings should be immune from liabilities of the Company as held by Merger Sub after the Reincorporation, and this should permit Holdings to acquire new lines of business outside of the reach of creditors of the Company. Notwithstanding the structural separation of the businesses, the Reincorporation is structured so that the Company’s existing federal NOLs (which as a result of the Reincorporation will be held and taken into account by Holdings), should be available for use against both taxable income of the Company and future taxable income of Merger Sub and Holdings. The Company Board also believes that the structural separation of the acquired business from the Company will facilitate our retention and incentivization of separate executives for these businesses.

The Company Board believes that the above benefits will be important factors in attracting and retaining qualified persons to serve on our board, and in attracting and retaining qualified persons to operate the Company and the other subsidiaries of Holdings formed in connection with future acquisitions.

Recommendation of the Company Board

After careful consideration, the Company Board concluded that the Reincorporation is advisable and in the best interests of the Company and its stockholders and unanimously approved the merger agreement. The Company Board unanimously recommends a vote “FOR” the approval of the Reincorporation Proposal.

Reincorporation Procedure

The Company currently owns all of the issued and outstanding common stock of Holdings and Holdings currently owns all of the issued and outstanding common stock of Merger Sub. Following the approval of the Reincorporation Proposal by Company stockholders and the satisfaction or waiver of the other conditions to the Reincorporation specified in the merger agreement (which are described below), the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving limited liability company, and the separate corporate existence of the Company will cease. As a result of the merger:

•	Each outstanding share of Company common stock (other than shares held by stockholders that properly exercise dissenters’ rights) will automatically be converted into one share of Holdings common stock and current stockholders of the Company will become stockholders of Holdings;

•	Holdings, as the new holding company, will own all of the outstanding shares of Merger Sub; and

•	Merger Sub will be operated as a separate company from Holdings.

We intend to rename the holding company “Signature Group Holdings, Inc.” at the time of the Reincorporation.

Treatment of common stock in the Reincorporation

Each share of Company common stock (other than shares held by stockholders that properly exercise dissenters’ rights) will automatically be converted into one share of Holdings common stock. Therefore, after the completion of the Reincorporation, you will own the same number of shares of Holdings common stock as you own of Company common stock immediately prior to the Reincorporation. Because stockholders may exercise dissenters’ rights, the number of shares of Holdings common stock outstanding may be lower than the number of shares of Company common stock outstanding, and as a result, you may own a slightly higher percentage of Holdings common stock than you own of Company common stock immediately prior to the Reincorporation. Stockholders that properly exercise dissenters’ rights will be entitled to obtain payment of the fair value of his or her shares according to Nevada Revised Statutes 92A.300 to 92A.500.

Treatment of Company 2006 Incentive Plan and Outstanding Awards in the Reincorporation

Pursuant to the terms of the merger agreement, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to the 2006 Incentive Plan and each outstanding award granted thereunder. Accordingly, Holdings will assume (i) all unexercised and unexpired options to purchase Company common stock and all restricted stock awards covering shares of Company common stock that are outstanding under the 2006 Incentive Plan at the time of the Reincorporation and (ii) the remaining unallocated reserve of Company common stock issuable under the 2006 Incentive Plan. As of November 21, 2013, there are 1,217,700 unexercised and unexpired options to purchase Company common stock outstanding under the 2006 Incentive Plan, and 575,753 shares reserved for issuance pursuant to future awards under the 2006 Incentive Plan. Upon completion of the Reincorporation, the reserve of Company common stock under the 2006 Incentive Plan, whether allocated to outstanding equity awards under the plan or unallocated at that time, will automatically be converted on a one-share-for-one-share basis into shares of Holdings common stock, and the terms and conditions that are in effect immediately prior to the Reincorporation under each outstanding equity award assumed by Holdings will continue in full force and effect after the Reincorporation, including (without limitation) the vesting schedule and applicable issuance dates, the per share exercise price, the expiration date and other applicable termination provisions, except that the shares of common stock issuable under each such award will be shares of Holdings common stock.

Issuances of Holdings Common Stock Under the 2006 Incentive Plan

The approval of the Reincorporation Proposal by the holders of Company common stock will also constitute approval of the assumption by Holdings of the 2006 Incentive Plan (including the existing share reserves under the

2006 Incentive Plan), which were previously approved by stockholders, and all the outstanding awards under the 2006 Incentive Plan and all future issuances of shares of Holdings common stock in lieu of shares of Company common stock under the 2006 Incentive Plan, as each will be amended in connection with the Reincorporation without further stockholder action.

Treatment of Warrants in the Reincorporation

As of the date of this proxy statement/prospectus, the Company has outstanding warrants to purchase 1,500,000 shares of Company common stock. Pursuant to the terms of the warrants, upon completion of the Reincorporation, each warrant will become exercisable for the same number of shares of Holdings common stock as the warrant holder would have been entitled to receive in the Reincorporation had the warrant holder exercised the warrant immediately prior to the Reincorporation. As a result, immediately following the merger the warrants will become exercise for an aggregate of 1,500,000 shares of Holdings common stock, and will be subject to the same exercise price and other terms and conditions as applied immediately prior to the Reincorporation.

Corporate Name Following the Reincorporation

The name of the public company following the Reincorporation will be “Signature Group Holdings, Inc.”

No Surrender of Stock Certificates Required

In the Reincorporation, shares of Company common stock (other than shares held by stockholders that properly exercise dissenters’ rights as described below) will be converted automatically into shares of Holdings common stock. Your certificates of Company common stock, if any, will represent, after the Reincorporation, an equal number of shares of Holdings common stock, and no action with regard to stock certificates will be required on your part. If your shares are held in book-entry form (i.e., uncertificated), a book entry will be made in the stockholder records of Holdings to evidence the issuance to you of the number of shares of Holdings common stock into which your shares of Company common stock have been converted.

If you hold certificates representing outstanding shares of Company common stock (each, a “Company Certificate”), within a reasonable period of time following the Reincorporation, Holdings will mail, or will cause to be mailed, to you (i) a letter of transmittal, in customary form, that will require you to specify certain information and (ii) instructions for use in effecting the surrender of your Company Certificates, if you so choose, in exchange for a certificate, or uncertificated shares in book-entry form, representing the number of shares of Holdings common stock into which the shares of Company common stock represented by your Company Certificates have been converted.

Conditions to Completion of the Reincorporation

We will complete the Reincorporation only if each of the following conditions is satisfied or waived by the parties to the Reincorporation:

•	absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of Holdings common stock to be issued in the Reincorporation;

•	approval of the merger agreement by the affirmative vote of at least a majority of all issued and outstanding shares of Company common stock;

•	admission of Holdings to the OTCQX tier of the OTC Markets and eligibility of Holdings common stock issuable in the Reincorporation for quotation on the OTCQX tier of the OTC Markets, subject only to official notice of issuance;

•	absence of any order or proceeding that would prohibit or make illegal completion of the Reincorporation;

•	receipt by the Company of a legal opinion of Blank Rome LLP indicating that the Reincorporation will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the Company will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the merger agreement;

•	the Company’s redemption of all of its outstanding 9.0% Notes under the Indenture;

•	receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Reincorporation; and

•	absence of the notice of exercise of dissenters’ rights which have not been waived or lost by the holders of more than 15% of the Company’s common stock;

The conditions in the first and second bullets above will not be waived, and the condition in the last bullet above will not be waived if such waiver would result in an “ownership change” within the meaning of Section 382 of the Code. Please see “Material U.S. Federal Tax Consequences” at page 36.

Effectiveness of the Reincorporation

The Reincorporation will become effective on the date we file the Articles of Merger with the Secretary of State of the State of Nevada and a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, or a later date that we specify in these instruments.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the Reincorporation (even after approval by our stockholders) by action of the Company Board if it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interest of the Company or our stockholders.

Amendment of Merger Agreement

The merger agreement may be supplemented, amended or modified at any time prior to the completion of the Reincorporation (even after approval by our stockholders), by the mutual consent of the parties thereto. However, after the merger agreement has been approved by our stockholders, there may not be any amendment which adversely affects the rights of our stockholders without our stockholders’ further approval.

Anticipated Accounting Treatment

For accounting purposes, the Reincorporation will be treated as a merger of entities under common control. Accordingly, the financial position and results of operations of the Company will be included in the consolidated financial statements of Holdings on the same basis as currently presented.

Authorized and Outstanding Capital Stock

The Company’s Amended and Restated Articles of Association, which we refer to as the Company Articles, authorize the issuance of 66,500,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Holdings’ Charter, which will govern the rights of our stockholders after the Reincorporation, authorizes the issuance of 66,500,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Upon completion of the Reincorporation:

•	the number of shares of Holdings common stock that will be outstanding will be equal to the number of shares of Company common stock (excluding shares held by stockholders that properly exercise dissenters’ rights as described below) outstanding immediately prior to the Reincorporation;

•	the number of shares of Holdings common stock reserved for issuance under the Company’s 2006 Incentive Plan will be the same as the number of shares of Company common stock reserved for issuance under the Company’s 2006 Incentive Plan immediately prior to the Reincorporation (which, as of November 21, 2013, is 1,793,453 shares, including 1,217,700 unexercised and unexpired options to purchase Company common stock, and 575,753 shares reserved for issuance pursuant to future awards;

•	the number of shares of Holdings common stock reserved for issuance upon exercise of outstanding warrants will be the same as the number of shares of Company common stock reserved for issuance under the warrants immediately prior to the Reincorporation (which, as of the date of this proxy statement/prospectus, is 1,500,000 shares); and

•	there will not be any shares of Holdings preferred stock outstanding.

Security Ownership of Directors and Executive Officers

On November 21, 2013, the record date for the Special Meeting, directors, executive officers and their affiliates beneficially owned approximately 3.6% of the issued and outstanding shares of Company common stock.

Regulatory Requirements in Connection With the Reincorporation

The Reincorporation is conditioned on, among other things: (i) the SEC declaring effective the registration statement, of which this proxy statement/prospectus forms a part, and (ii) admission of Holdings to the OTCQX and eligibility of Holdings common stock issuable in the Reincorporation for quotation on the OTCQX. No other material federal or state regulatory requirements must be complied with or material governmental approvals obtained in connection with the Reincorporation.

Dissenters’ Rights

Holders of shares of Company common stock who do not vote in favor of the Reincorporation Proposal, who hold their shares through the effective time of the merger and who follow the procedures set forth in Sections 92A.300 to 92A.500 inclusive, of the Nevada Revised Statutes, which we refer to as the Dissenters’ Rights Provisions, will be entitled to dissent from the merger and demand payment of the fair value of their shares. The “fair value” of the shares as used in the Dissenters’ Rights Provisions is the value of the shares immediately before the effectuation of the proposed merger, excluding appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of a merger, and without discounting for lack of marketability or minority status.

If you elect to dissent, you must deliver to the Company a written notice of dissent stating that you intend to demand payment for your shares if the merger is consummated, and must refrain from voting on the Reincorporation Proposal. This notice must be delivered to the Company before the vote on the Reincorporation Proposal at the special meeting. If you fail to comply with these requirements, you will not be entitled to dissenters’ rights.

Within 10 days after the effective time of the merger, Merger Sub will give written notice of the effective date of the merger by certified mail to each Company stockholder who properly delivered a written notice of dissent. Merger Sub’s notice will also state where demand for payment must be sent and where and when share certificates must be deposited, among other information. Within the time period set forth in the notice, which may not be less than 30 days nor more than 60 days following the date notice is delivered, the dissenting stockholder must make a written demand on Merger Sub for payment of the fair value of his or her shares and deposit his or her share certificates in accordance with the notice.

Within 30 days after the receipt of the dissenters’ demand for payment, Merger Sub will pay each dissenter who complied with the required procedures the amount it estimates to be the fair value of the dissenters’ shares, plus accrued interest. Additionally, the payment must be accompanied by a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders equity for that year and the latest available interim financial statements, if any, a statement as to how fair value was calculated, a statement as to how interest was calculated, and a statement of the dissenters’ right to demand payment of fair value under Nevada law.

Following receipt of payment for the shares, a dissenting stockholder, within 30 days, may send Merger Sub notice containing such stockholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to Merger Sub’s payment of fair value to such stockholder. This right is waived if the stockholder does not make written demand within 30 days of receiving Merger Sub’s payment or offer of payment for the stockholders’ shares and the stockholder will only be entitled to the payment made or offered.

If a demand for payment remains unsettled, Merger Sub will petition the court to determine fair value and accrued interest. If Merger Sub fails to commence an action within 60 days following the receipt of the stockholder’s demand, Merger Sub will pay to the stockholder the amount demanded by the stockholder in the stockholder’s notice containing the stockholder’s estimate of fair value and accrued interest.

All dissenting holders, whether residents of Nevada or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. The costs and expenses of bringing the action will be determined by the court. If the court finds that the demand of any dissenting stockholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess costs, including reasonable fees of counsel and experts, against such stockholder. In addition, reasonable fees and expenses of counsel and experts may be assessed against Merger Sub if the court finds that it did not substantially comply with the requirements of the Dissenters’ Rights Provisions or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under Nevada law.

The foregoing discussion is not a complete statement of the law pertaining to dissenters’ rights under the Dissenters’ Rights Provisions and is qualified in its entirety by the full text of the Dissenters’ Rights Provisions, which is attached to this proxy statement/prospectus as Annex E. You are encouraged to read Annex E carefully. All references in the Dissenters’ Rights Provisions and in this summary to a “stockholder” are to the record holder of the shares of Company common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized above properly and in a timely manner to perfect dissenters’ rights.

Trading of Holdings Common Stock

Holdings common stock is not currently traded on any stock exchange or quoted on any market. The completion of the Reincorporation is conditioned on Holdings having been admitted to the OTCQX and the shares of Holdings common stock issuable in the Reincorporation being eligible for quotation on the OTCQX. Following the Reincorporation, we expect Holdings common stock to be quoted on the OTCQX under the trading symbol “SGGH”. Following the Reincorporation, we expect that Holdings’ CUSIP number will be 784184103.

Computershare Inc., our transfer agent and registrar, will act as transfer agent and registrar for Holdings.

On November 21, 2013, the closing price per share of Company common stock was $11.00.

Termination of Quotation on the OTCQX and De-registration of Company Common Stock

Following the Reincorporation, the Company’s common stock will no longer be quoted on the OTCQX and will no longer be registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, the Company will cease to be a reporting company under the Exchange Act.

Consequences Under the Securities Act

After the Reincorporation, Holdings will file periodic reports and other documents with the SEC and provide to its stockholders the same types of information that the Company currently provides. Stockholders whose common stock is freely tradable before the Reincorporation will have freely tradable shares of Holdings common stock. Stockholders holding restricted shares of Company common stock will have shares of Holdings common stock which are subject to the same restrictions on transfer as those to which their present shares of Company common stock are subject, and their stock certificates, if surrendered for replacement certificates representing shares of Holdings common stock, will bear a similar restrictive legend as appears on their present stock certificates. For purposes of computing compliance with the holding period requirement of Rule 144 under the Securities Act, stockholders will be deemed to have acquired their shares of Holdings common stock on the date they acquired their shares of Company common stock.

The Company currently has effective shelf registration statements under the Securities Act covering the resale of shares of Company common stock and shares of Company common stock issuable upon exercise of outstanding stock options. We intend to file post-effective amendments to these registration statements so that these registration statements shall be deemed to be registration statements of Holdings for the purpose of continuing the offering of shares after the Reincorporation.

Governance of Holdings Following the Reincorporation

The current members of the Holdings Board are the same as the members of the Company Board, and include the following persons: Craig T. Bouchard (Chairman), Peter C.B. Bynoe, Patrick E. Lamb, Raj Maheshwari and Philip G. Tinkler. We expect that the composition of the Holdings Board will remain the same upon completion of the Reincorporation.

We expect that the committees of the Holdings Board will include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, the members of which will be the same as the current members of the equivalent Committees of the Company, which includes the following persons:

Audit Committee	Compensation Committee	Nominating and Governance Committee

Patrick E. Lamb (Chair)	Raj Maheshwari (Chair)	Philip G. Tinkler (Chair)
Raj Maheshwari	Peter C.B. Bynoe	Raj Maheshwari
Philip G. Tinkler	Philip G. Tinkler	Peter C.B. Bynoe

The executive officers of Holdings are as follows:

Craig T. Bouchard	–	Chief Executive Officer and Chairman of the Board
Kyle Ross	–	Executive Vice President and Chief Financial Officer
Chris Manderson	–	Executive Vice President and General Counsel

We expect that upon completion of the Reincorporation, the executive officers of Holdings will be the same as the executive officers of the Company today, and their employment agreements with the Company will be assumed by Holdings in connection with the Reincorporation.

Indebtedness of the Company in connection with the Reincorporation

As of September 30, 2013, the Company has approximately $44.9 million of indebtedness outstanding, including $37.2 million of indebtedness pursuant to outstanding 9.0% Notes under the Indenture, dated as of June 11, 2010, between the Company and Wells Fargo Bank, National Association, as Trustee, $0.5 million of indebtedness pursuant to an $8.0 million asset-based revolving loan of our wholly owned subsidiary Industrial Supply, $6.0 million of indebtedness pursuant to a term loan of Industrial Supply, and $1.2 million of indebtedness to the former owners of Industrial supply. The Industrial Supply asset-based revolving loan, the Industrial Supply term loan and the Indenture contain covenants that prohibit a change of control. It is a condition to completion of the Reincorporation that we redeem the 9% Notes, and we may either seek waivers under the two Industrial Supply loans or repay them.

On November 15, 2013, we delivered a redemption notice to the Trustee with respect to all of the 9% Notes, at a redemption price of 100% of their principal amount plus accrued and unpaid interest through the redemption date, which is December 30, 2013.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to Company stockholders as part of the solicitation of proxies by the Company Board for use at the special meeting to be held at 10:00 a.m., local time, on December 30, 2013, at the offices of our counsel, Crowell & Moring LLP, 515 South Flower St., 40th Floor, Los Angeles CA 90071.

Matters to be Considered

The purpose of the special meeting will be:

1.	to consider a proposal to approve an agreement and plan of merger, pursuant to which the Company will merge with and into a wholly owned limited liability company subsidiary of Holdings, and each outstanding share of Company common stock (other than shares held by stockholders that properly exercise dissenters’ rights as described above), will be converted into one share of common stock of Holdings;

2.	to consider a proposal to approve, if necessary, the adjournment of the Special Meeting to solicit additional proxies in favor of the Reincorporation Proposal; and

3.	to transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

Recommendation of the Company Board of Directors

After careful consideration, the Company Board concluded that the Reincorporation is advisable and in the best interests of the Company and our stockholders and unanimously approved the merger agreement. The Company Board unanimously recommends a vote “FOR” the approval of the Reincorporation Proposal.

Record Date and Quorum

Only the holders of record of our common stock as of the close of business on November 21, 2013, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 12,213,219 shares of Company common stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company common stock on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If no quorum exists, either the chairman of the special meeting or the holders of a majority of the common stock present in person or by proxy at the special meeting may adjourn the special meeting to permit the solicitation of additional proxies in favor of the Reincorporation Proposal. Any shares of our common stock that we hold in treasury and shares held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. If a new record date is set for the adjourned special meeting, however, then a new quorum will have to be established.

Required Vote

Each outstanding share of Company common stock on the record date entitles the holder to one vote at the special meeting. Completion of the Reincorporation requires approval of the Reincorporation Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to it.

Proxies and Voting Instructions

In order for your shares to be included in the vote, you must vote your shares by one of the following means:

•	in person at the special meeting;

•	by completing, signing and dating the proxy card accompanying this document and returning it by mail in the enclosed postage-paid, self-addressed envelope;

•	by telephone, using the toll-free number listed on each proxy card; or

•	via the Internet, at the address provided on each proxy card.

If you hold your shares through a broker or other nominee, you will receive separate voting instructions with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.

Because the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting is needed to approve the Reincorporation Proposal, the failure to vote by proxy or in person will have the same effect as a vote against the Reincorporation Proposal. As described below, abstentions and broker non-votes will also have the same effect as a vote against the Reincorporation Proposal. Accordingly, the Company Board urges you to vote your shares by one of the methods described above or, if you hold shares through a broker or nominee, to vote in accordance with the instructions provided to you by your broker or nominee.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by voting by one of the methods described under “Proxies and Voting Instructions” above.

Beneficial Owners

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of the shares, and these proxy materials are being forwarded to you together with a voting instruction card by, or at the direction of, your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee to vote your shares as you instruct in the voting instruction card. The broker, bank or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting, but only as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, bank or other nominee that is the record holder of your shares, giving you the right to vote your shares at the meeting. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.

In addition, a large number of brokers, banks and certain other nominees participate in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your broker, bank or other nominee participates in Broadridge’s program, your broker, bank or other nominee will provide instructions. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Voting

Whether you hold shares directly as the stockholder of record or as a beneficial owner through a broker, bank or other nominee, you may direct how your shares are voted without attending the meeting by completing, signing, dating and returning the enclosed proxy card or voting instruction card, or by one of the other methods described above under “Proxies and Voting Instructions”.

All shares represented by properly completed proxies received prior to the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the Reincorporation Proposal and “FOR” the adjournment proposal, provided that no proxy that is specifically marked “AGAINST” the Reincorporation Proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Stockholders should not send stock certificates with their proxy cards. Please see “The Reorganization Proposal—No Surrender of Stock Certificates Required” above, for information regarding the treatment of stock certificates in connection with the Reincorporation.

Abstentions

Shares of Company common stock represented at the special meeting but not voting, including shares of Company common stock for which proxies have been received but with respect to which stockholders have voted to abstained, will be treated as present at the special meeting for purposes of determining whether a quorum exists, but will effectively count as votes against the Reincorporation Proposal. Shares of Company common stock for which proxies have been received but with respect to which stockholders have abstained will not be voted on the adjournment proposal, and will not have any effect on whether that proposal is approved.

Effect of Broker Non-Votes

Brokers will not have discretionary authority to vote on the Reincorporation Proposal or adjournment proposal. If no instructions are given to the broker holding shares for a customer, or if instructions are given to the broker indicating that the broker does not have authority to vote on the Reincorporation Proposal, then, in either case, a “broker non-vote” will generally occur and the shares will be counted as present for purposes of determining whether a quorum exists, but will not be voted on the Reincorporation Proposal. However, given that this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock, broker non-votes will have the same effect as voting against the Reincorporation Proposal.

Any broker non-votes with respect to the adjournment proposal will also be counted as present for purposes of determining whether a quorum exists, but will not have any effect on whether that proposal is approved.

Adjournments and Postponements

Either the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting. For information relevant to an adjournment for purposes of soliciting additional proxies to approve the Reincorporation Proposal, please see “Proposal to Adjourn the Special Meeting,” below. Any adjournment may be made without notice, other than by an announcement made at the special meeting, unless the adjournment is for more than sixty days or a new record date is fixed for the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, the Company Board may postpone the special meeting for any reason without the approval of Company stockholders. If postponed, we will provide notice of the new meeting date at least ten days prior to the new meeting date. Although it is not currently expected, the Company Board may postpone the special meeting for the purposes of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the Reincorporation Proposal. Any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use. If the special meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Revocability of Proxies

You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by:

•	submitting a later vote by telephone or via the internet;

•	submitting written notice of revocation to the Secretary of the Company prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a duly completed and executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Signature Group Holdings, Inc.

15303 Venture Boulevard, Suite 1600

Sherman Oaks, California 91403

Attention: Chris Manderson, Corporate Secretary

If you hold your shares through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding revocation of proxies. If your broker, bank or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

Shares Owned by Our Directors and Executive Officers

As of the record date for the special meeting, our directors and executive officers owned, in the aggregate, approximately 445,389 shares of our common stock (excluding shares issuable upon exercise of options), or approximately 3.6% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the Reincorporation Proposal and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

This number does not include 1,128,047 shares held by Zell Credit Opportunities Master Fund, L.P.; Chai Trust Company, LLC, representing approximately 9.2% of our outstanding shares, which has also indicated that it intends to vote “FOR” the Reincorporation Proposal.

Solicitation of Proxies

The Company will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Some of the Company’s officers and employees may solicit proxies by telephone or in person, although they will not be paid for soliciting proxies. The Company also will request that persons and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain voting instructions from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. The Company has retained Morrow & Co., LLC, a proxy solicitation firm, to assist in the solicitation of proxies, at an anticipated cost of $15,000, plus reimbursement of out-of-pocket expenses.

Please do not send your stock certificate(s) evidencing your shares of Company common stock with your proxy. Please see “The Reorganization Proposal—No Surrender of Stock Certificates Required” above, for information regarding the treatment of stock certificates in the merger.

Assistance

If you need assistance in completing your proxy card or voting your shares, or have questions regarding the special meeting, please contact Morrow & Co., LLC, which is assisting us in the solicitation of proxies, at either of the numbers below, or write to the following address:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Stockholders Call Toll-Free at: 800-662-5200

Banks and Brokerage Firms Call Collect at: 203-658-9400

DESCRIPTION OF HOLDINGS CAPITAL STOCK

The following description of Holdings’ capital stock is not complete and may not contain all the information you should consider before voting on the Reincorporation Proposal. This description is summarized from, and qualified in its entirety by reference to, the Holdings Charter, and the Holdings Bylaws, copies of which are included with this proxy statement/prospectus as Annexes B and C.

Holdings’ authorized capital stock consists of:

•	66,500,000 shares of common stock, $0.001 par value per share; and

•	10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting Rights. The holders of Holdings common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of Holdings common stock are entitled to share equally in any dividends the Holdings Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of Holdings, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of Holdings common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of Holdings’ debts and liabilities.

Other Matters. The holders of Holdings common stock do not have preemptive rights. The rights, preferences and privileges of holders of Holdings common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for Holdings common stock is Computershare Inc.

Dividend

The decision to pay dividends is made by the Holdings Board and is dependent on Holdings’ earnings, management’s assessment of future capital needs, and other factors. Immediately after completion of the Reincorporation, Holdings will be a holding company that does not operate any business that is separate from those of the Company and the Company’s subsidiaries. Holdings will therefore be dependent on the Company, which has not paid a dividend since the fourth quarter of 2006, for any funds from which to pay dividends. Holdings does not expect to pay any cash dividends on its common stock in the foreseeable future.

Preferred Stock

Holdings’ authorized capital stock includes 10,000,000 shares of preferred stock, of which 665,000 have been designated Series A Junior Participating Preferred Stock and will be issuable pursuant to the Stockholder Rights Plan, described below. The Holdings Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. The Holdings Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by the Holdings Board.

Certain Restrictions on Transfer of Shares

The Holdings Bylaws contain the same restrictions on transfer of shares as the Company Bylaws, which are intended to preserve certain of tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “IRC”), or any successor statute if the Holdings Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which the Holdings Board determines that no tax benefits may be carried forward; or (iii) such other date as the Holdings Board shall fix in accordance with the Holdings Bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of the Holdings common stock or other equity securities of Holdings shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Shareholder”, (ii) the percentage share ownership in Holdings (as determined pursuant to IRC Section 382) of any 4.9% Shareholder would be increased, or (iii) any stockholder holding 5% or more of the total market value of the Holdings equity securities transfers, or agrees to transfer, any of Holdings’ equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% shareholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of the outstanding Holdings common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to IRC Section 382.

Transfers to a new or existing “public group” of Holdings, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by the Holdings Board in accordance with the procedures set forth in the Holdings Bylaws.

Registration Rights

The Company issued and sold an aggregate of 12.5 million shares of Company common stock (equivalent to 1.25 million shares after our recent reverse stock split) for aggregate proceeds of $10.0 million in June 2010. The Company also issued warrants to purchase an aggregate of 15.0 million shares of common stock (equivalent to 1.5 million shares post-split) (the “Warrants”), vesting 20% on the issuance date and 20% each year thereafter on the anniversary of the issuance date. Upon completion of the merger, the shares of Company common stock will automatically be converted into shares of Holdings common stock (unless the holders thereof properly exercise dissenters’ rights as described above), and the warrants will become exercisable for shares of Holdings common stock.

The Company entered into a registration rights agreement with the share purchasers and Warrant holders, pursuant to which the Company agreed to use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a resale shelf registration statement on Form S-3 or, if it is not eligible to use Form S-3, on a registration statement on Form S-1. The Company is obligated to use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation. The registration rights agreement is binding upon the Company’s successors and assigns.

Stockholder Rights Plan

The Company’s rights and obligations under its Rights Agreement, dated October 23, 2007, between the Company and Mellon Investor Services LLC, as Rights Agent, as amended, will be assumed by Holdings in connection with the Reincorporation. The following describes application of the Rights Agreement after it has been assumed by Holdings. The following description is subject in its entirety to the terms and conditions of the Rights Agreement. See “Where You Can Find More Information; Incorporate by Reference—Available Information” at page 40.

Exercisability of Rights. Pursuant to the Rights Agreement, ten whole rights will attach to each share of common stock outstanding. Each right entitles the registered holder to purchase from Holdings a unit consisting of one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of Holdings at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of outstanding Holdings common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by the Holdings Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person.

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of Holdings common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that Holdings is involved in a merger in which it is not the surviving corporation, or the Holdings common stock is changed or exchanged, or fifty percent or more of Holdings’ assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption. Holdings may, at its option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $0.001 per right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of fifty percent or more of the outstanding Holdings common stock, the Holdings Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of Holdings common stock, or one-thousandth of a share of preferred stock, per right (subject to adjustment).

No Rights as a Stockholder. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Holdings and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights. While the rights are redeemable, the Holdings Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of rights or shares of Holdings common stock. When the rights are no longer redeemable, the Holdings Board may supplement or amend the Rights Agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the Rights Agreement.

Anti-takeover Effects. The Rights Agreement is designed to prevent an “ownership change” within the meaning of IRC Section 382 and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Holdings, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by the Holdings Board since it may amend the rights agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Delaware Law

Upon completion of the Reincorporation, Holdings will be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•	subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Holdings has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of Holdings may be discouraged or prevented.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

The Holdings Charter and Holdings Bylaws contain provisions that could make more difficult the acquisition of Holdings by means of a tender offer, a proxy contest or otherwise, or to remove or replace the Holdings management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Holdings Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Holdings Board or one of its committees.

Removal of Directors. The Holdings Bylaws (and Delaware law) provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Number of Directors and Vacancies. The Holdings Bylaws permit the number of directors to be fixed by the Holdings Board, except that the number shall be not less than five nor more than eleven. Any vacancy on the Holdings Board may be filled by vote of a majority of the Holdings directors then in office.

“Blank Check” Preferred Stock. The Holdings Charter authorizes the issuance of “blank check” preferred stock that could be issued by the Holdings Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to Holdings Charter and Holdings Bylaws. Any amendment to the Holdings Charter requires approval by the Holdings Board and a majority of the outstanding shares of Holdings common stock. The Holdings Bylaws can be amended, rescinded or repealed by the Holdings Board, or by approval of the holders of a majority of the outstanding shares of Holdings common stock.

Special Meetings of Stockholders. The Holdings Bylaws provide that special meetings of stockholders can be called only by the Chairman of the Holdings Board, the president or chief executive officer, by action of the Holdings Board, or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares of Holdings common stock.

Actions by Written Consent. The Holdings Charter prohibits stockholders from acting by written consent.

Forum Selection Provision. The Holdings Charter provides that unless Holdings consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf, to the fullest extent permitted by law, of Holdings, (ii) action asserting a claim of breach of a fiduciary duty owed by any director or officer of Holdings to Holdings or Holdings’ stockholders, creditors or other constituents, (iii) action asserting a claim against Holdings or any director or officer of Holdings arising pursuant to any provision of the DGCL or the Holdings charter or Holdings Bylaws, or (iv) action asserting a claim against Holdings or any director or officer of Holdings governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Holdings shall be deemed to have notice of and consented to the forum provisions in the Holdings Charter.

While we believe that adoption of a Delaware forum selection provision is in the best interests of Holdings and its stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Limitation of Officer and Director Liability and Indemnification Arrangements. Under Delaware law, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for:

•	any breach of the director’s duty of loyalty,

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	certain unlawful dividend payments or stock redemptions or repurchases, or

•	any transaction for which the director derives an improper personal benefit.

The Holdings Charter eliminates the personal liability of directors to Holdings or its stockholder for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

The Holdings Charter provides that to the fullest extent permitted by Delaware law, Holdings must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of Holdings as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. Holdings is not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Holdings;

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against Holdings unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Holdings Board; or

•	in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Holdings, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

COMPARISON OF STOCKHOLDER RIGHTS BEFORE AND AFTER THE REINCORPORATION

Upon completion of the Reincorporation, our stockholders will become stockholders of Holdings, and their rights will be governed by the Delaware General Corporation Law, or DGCL, and other applicable Delaware law, the Holdings Charter, the Holdings Bylaws and our Rights Agreement.

While there are substantial similarities between Delaware law and Nevada law, as well as between our amended and restated articles of incorporation, as amended, and amended and restated bylaws (which we refer to as the Company Articles and Company Bylaws) and the Holdings Charter and Bylaws, a number of differences do exist. The following is a comparison of the material differences between the rights of Company stockholders prior to the Reincorporation and the rights they will have as stockholders of Holdings after completion of the Reincorporation. This summary is not intended to be a complete discussion of those material differences, and it is qualified in its entirety by reference to the various documents of the Company and Holdings described in this summary. You should carefully read these documents in their entirety for a more complete understanding of the material differences between your rights as a stockholder of the Company before the merger and as a stockholder of Holdings after the merger.

	Company	Holdings

Removal of Directors	Under Nevada law, directors may be removed from office by a two-thirds stockholder vote, or if provided for in the articles of incorporation, by the vote of a larger percentage of shares. However, if a corporation’s articles of incorporation provide for cumulative voting to elect directors, such directors may not be removed other than by a vote or a sufficient number of shares to have prevented their election in the first instance.	Under Delaware law, directors may be removed from office by a majority stockholder vote and in the case of corporations with classified boards, stockholders may effect such removal only for cause.

	The Company Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of stockholders of record holding in the aggregate at least two-thirds of the outstanding shares at a special meeting called for that purpose.	The Company Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of stockholders of record holding in the aggregate at least a majority of the outstanding shares at a special meeting called for that purpose.

Proxy	Under Nevada law, at any meeting of the stockholders of a corporation, a stockholder may designate another person to act as a proxy. A proxy is effective only for a period of six months unless the stockholder specifies a different term which cannot exceed seven years. A proxy may be irrevocable if it is coupled with an interest.	Under Delaware law, at any meeting of the stockholders of a corporation, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

	The Company Bylaws provide that no proxy shall be valid after the expiration of eleven months from its date of execution, unless otherwise provided in the proxy.	The Holdings Bylaws contain a similar provision to the Company Bylaws.

Dividends

Under Nevada law, the Company Board may make distributions to stockholders, unless otherwise provided in the articles of incorporation. However, no distribution may be made if it would cause:

•   the corporation to be unable to pay its debts as they become due; or

Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate liquidation preference of the corporation’s outstanding stock having a preference upon distribution of assets.

•   except as otherwise specifically allowed by the articles of incorporation, the corporation’s assets to be less than the sum of its liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential stockholders whose rights are superior to those receiving the distribution.

Limitation of Personal Liability of Directors and Officers

Under Nevada law and the Company Articles, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

•   The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

•   The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Under Delaware law, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for:

•   any breach of the director’s duty of loyalty,

•   acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•   certain unlawful dividend payments or stock redemptions or repurchases, or

•   any transaction for which the director derives an improper personal benefit.

The Holdings Charter eliminates the personal liability of directors to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Appraisal Rights

Nevada law provides that stockholders have the right to dissent and instead demand payment of the fair value of their shares in the event of:

•   a merger, if approval by the stockholders is required or if the Nevada corporation is a subsidiary and is merged with its parent,

•   a plan of exchange in which the Nevada corporation’s securities will be acquired, or

•   any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a board resolution provides for dissenters’ rights.

Unless a corporation’s articles of incorporation provide otherwise, dissenters do not have rights of appraisal with respect to a merger or consolidation by a corporation, if the shares of the corporation are either:

•   listed on a national securities exchange,

Delaware law provides that stockholders have the right to dissent and instead demand payment of the fair cash value of their shares in the event of:

•   most types of mergers, other than a merger between a parent and a wholly-owned subsidiary, or

•   if provided for in the certificate of incorporation, an amendment to the certificate of incorporation, any merger or consolidation to which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.

Delaware law contains a similar exception to appraisal rights with respect to a merger or consolidation by a corporation with shares either listed on an exchange, designated as a national market system security or held by at least 2,000 stockholders of record. However,

•   designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

•   held by at least 2,000 stockholders of record and the Company has at least a market value of $20 million exclusive of the value of shares held be directors, senior officers and beneficial stockholders of 10% or more of such shares.

However, this exception does not apply if the stockholders receive in exchange for their shares anything other than cash, shares or other proprietary interest of another entity. The shares or proprietary interest must be of the surviving corporation or of another entity that is publicly listed or held by more than 2,000 stockholders.

this exception does not apply if the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares, or a combination of the foregoing. In each case, the shares must be of the surviving corporation or of another corporation that are publicly listed or held by more than 2,000 stockholders.

Certain Business Combination Restrictions

Nevada law prohibits certain “combinations” between a corporation and an “interested stockholder” for a period of two years following the time that the stockholder became an interested stockholder unless:

•   the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board before the person first became an interested stockholder; or

•   the combination is approved by the corporation’s board and is thereafter approved by its stockholders at an annual or special meeting by the affirmative vote of holders of at least sixty percent of its outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates.

The corporation is also prohibited from engaging in any combination with any interested stockholder after the expiration of the two year period unless either:

•   the combination or the transaction by which the person first became an interested stockholder is approved by our the Company Board before the person first became an interested stockholder; or

•   the combination is approved by the corporation’s stockholders at an annual or special meeting held no earlier than two years after the date the person first became an interested stockholder by the affirmative vote of holders of a majority of outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates; or

Upon completion of the Reincorporation, Holdings will be governed by the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•   the transaction is approved by the Holdings Board prior to the time that the interested stockholder became an interested stockholder;

•   upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•   subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the Holdings Board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

•   the consideration received by stockholders satisfies certain minimum valuation and other criteria, and after the date the person became an interested stockholder and before completing the combination, the interested stockholder has not become the beneficial owner of any additional voting shares, subject to exceptions.

A “combination” includes a number of transactions, such as (i) a merger or consolidation of the corporation or its subsidiaries with the interested stockholder or certain related entities, (ii) an assets disposition to the interested stockholder or certain related entities having a threshold market value; (iii) certain share issuance having a threshold market value; (iv) the adoption of a liquidation or dissolution plan or proposal; (iv) certain reclassifications, recapitalizations and similar transactions; and (v) the receipt by the interested stockholder or certain related entities of any financial assistance or tax advantage, unless proportionately received as a stockholder.

A corporation may expressly exclude itself from application of the foregoing business combination provisions of Nevada law, but we have not done so.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Holdings has not opted out of these provisions.

Control share Acquisition Statute	The Company is subject to Nevada’s control share acquisition statute, which restricts voting rights of an “acquiring person” that acquires a “controlling interest” in Nevada corporations to which the statute applies. The statute provides that an acquiring person and its associates obtain only those voting rights in their “control shares” as are conferred by stockholder resolution at an annual or special meeting. The resolution must be approved by both a majority of the voting power of the corporation, and a majority of each class or series for which the acquisition of control shares would adversely alter or change any preference or right. If the control shares are afforded full voting rights and the acquiring person has acquired at least a majority of the voting power, stockholders who have not voted in favor of the voting rights may dissent in accordance with Nevada law and obtain payment of the fair value of their shares, which shall not be less than the highest price per share paid by the acquiring person.	There is no control share acquisition statute under applicable Delaware law.

An “acquiring person” means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in the Company.

A “controlling interest” is the acquisition of voting shares representing any of the following proportions of the voting power of the corporation: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more.

“Control shares” means outstanding voting shares of the Company that an acquiring person and its associates acquire or offer to acquire in connection with obtaining a controlling interest, and acquire within ninety days preceding the date of becoming an acquiring person.

Constituency Provision

The Company is subject to Nevada’s constituency statute, which provides that in exercising their respective powers with a view to the interests of the corporation, officers and directors may consider the following:

•   the interests of the corporation’s employees, suppliers, creditors and customers;

•   the economy of the state and nation;

•   the interests of the community and of society; and

•   the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Officers and directors are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

Delaware Law does not contain a similar “constituency” provision.

Forum Selection Provision	Neither the Company Articles nor the Company Bylaws contains a forum selection provision.	The Holdings Charter provides that unless Holdings consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf, to the fullest extent permitted by law, of Holdings, (ii) action asserting a claim of breach of a fiduciary duty owed by any director or officer of Holdings to Holdings or Holdings’

stockholders, creditors or other constituents, (iii) action asserting a claim against Holdings or any director or officer of Holdings arising pursuant to any provision of the DGCL or the Holdings charter or Holdings Bylaws, or (iv) action asserting a claim against Holdings or any director or officer of Holdings governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Inspection Rights	Under Nevada law, any stockholder who owns at least 15% of the outstanding shares of the corporation’s capital stock or has been authorized in writing by the holders of at least 15% of all its issued and outstanding shares may inspect, copy and audit the books of account and all financial records of the corporation. These rights may be denied if such inspection, copies or audit is desired for any purpose not related to the stockholder’s interest in the corporation as a stockholder.	Under Delaware law, any stockholder of record has the right to inspect and copy the books and records of the corporation for a proper purpose. A “proper purpose” means a purpose reasonably related to such person’s interest as a stockholder.

Non-Voting Securities	The Company Articles prohibit the Company from issuing non-voting securities.	The Holdings Charter does not contain such a prohibition.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), current and proposed Treasury regulations and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. In particular, this discussion deals only with stockholders that are (1) U.S. holders and (2) hold the Company common stock as capital assets within the meaning of section 1221 of the Code (generally, assets held for investment). In addition, this discussion does not address the tax treatment of special classes of stockholders, such as banks, insurance companies, cooperatives, tax-exempt organizations, financial institutions, broker-dealers, persons holding shares of the Company common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax , foreign corporations, foreign estates or trusts and persons who are not citizens or residents of the United States for tax purposes. This discussion may not be applicable to holders who acquired the Company stock pursuant to the exercise of options or warrants or otherwise as compensation.

As used in this summary, a “U.S. holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any state thereof or in the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Company common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the Company common stock that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Reincorporation.

The discussion set forth below is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. Moreover, the discussion does not address any non-income, foreign, state or local tax consequences or tax return reporting requirements. ACCORDINGLY, ALL HOLDERS OF THE COMPANY COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REINCORPORATION TO THEIR PARTICULAR SITUATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The obligation of the Company to complete the Reincorporation is conditioned upon, among other things, the Company’s receipt of an opinion from Blank Rome LLP, dated as of the completion of the Reincorporation, that the Reincorporation will constitute a “reorganization” within the meaning of section 368(a) of the Code and that the Company and Holdings will each be a “party to the reorganization” within the meaning of section 368(b) of the Code. The opinion of counsel will be based on then-existing law and based in part upon representations, made as of the effective time of the Reincorporation, by the Company and Holdings, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Neither the Company nor Holdings has requested nor will request a private letter ruling from the Internal Revenue Service as to the tax consequences of the Reincorporation. The opinion of counsel will not be binding upon the Internal Revenue Service or any court.

Assuming the Reincorporation constitutes a “reorganization” within the meaning of section 368(a) of the Code and that the Company and Holdings are each a “party to the reorganization” within the meaning of section 368(b) of the Code, the material U.S. federal income tax consequences of the Reincorporation are as follows:

•	No gain or loss will be recognized by the Company or Holdings as a result of the Reincorporation.

•	A U.S. holder that exchanges the Company common stock solely in exchange for Holdings common stock will recognize no gain or loss upon receipt of Holdings common stock.

•	The aggregate tax basis for shares of Holdings common stock that a U.S. holder receives in exchange for Company common stock in the Reincorporation will equal such U.S. holder’s aggregate tax basis in the Company common stock surrendered in the Reincorporation.

•	The holding period for the shares of Holdings common stock that a U.S. Holder receives in the Reincorporation will include the holding period of such holder’s Company common stock exchanged therefor.

•	A U.S. holder that properly exercises its dissenters’ rights will receive payment of the fair value of such shares. See “The Reincorporation Proposal—Dissenters’ Rights” beginning on page 17 and the text of the Nevada dissenters’ rights statute, Chapter 92, Sections 300 – 500 of the Nevada Revised Statutes, which is reproduced in its entirety as Annex E to this proxy statement/prospectus.

•	A U.S. holder that properly exercises its dissenters’ rights and accordingly receives cash in exchange for its Holdings common stock will recognize gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the Company common stock exchanged therefor. Any such gain or loss generally will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares of Company common stock for more than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If the Reincorporation is consummated in strict accordance with the terms of the merger agreement, Holdings will succeed to and take into account, as of the close of the Reincorporation, the Company’s existing federal NOLs. Because Company stockholders are entitled to assert dissenters’ rights under Sections 92A.300 to 92A.500 of the Nevada Revised Statutes with respect to the Reincorporation, the Reincorporation may result in a shift in the Company’s current share ownership. If a significant number of stockholders elect to exercise dissenters’ rights, the amount of the shift may increase. However, it is a condition to completion of the Reorganization that dissenters’ rights have not been properly exercised and not waived or lost with respect to more than 15% of the outstanding shares of Company common stock. As a result of that condition, the Company will not experience an “ownership change” within the meaning of section 382 of the Code as a result of the Reincorporation. Accordingly, the Reincorporation is not expected to impact the availability of the Company’s existing federal NOLs, as such federal NOLs will be held and taken into account by Holdings (including against income generated by Merger Sub) as of the close of the Reincorporation. The Company also has NOLs in California and other state jurisdictions (“State NOLs”). After the Reincorporation, the Company’s State NOLs should remain available to offset taxable income of the Company’s businesses in accordance with applicable state law.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders the number of shares of Company common stock represented and voting in favor of the Reincorporation Proposal is insufficient to adopt that proposal under Nevada law, we intend to move to adjourn the special meeting in order to enable the Company Board to solicit additional proxies in respect of the proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the Reincorporation Proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Company Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Reincorporation Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Reincorporation Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Reincorporation Proposal.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to it. No proxy that is specifically marked “AGAINST” the Reincorporation Proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

The Company Board recommends that you vote “FOR” the adjournment proposal.

LEGAL MATTERS

The legality of the shares of Holdings common stock to be issued pursuant to the merger will be passed upon for Holdings by Crowell & Moring LLP. Certain United States federal income tax consequences of the merger will be passed upon for Holdings by Blank Rome LLP.

EXP ERTS

The consolidated financial statements of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this proxy statement/prospectus, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

STOCKHOLDER PROPOSALS FOR 2014

Stockholders who wish to submit proposals for inclusion in Holding’s proxy statement for the 2014 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act, must submit their proposals so that they are received at Holdings’ principal executive offices no later than the close of business on February 12, 2014. If the date of the 2014 annual meeting of Holdings stockholders is more than 30 days earlier or later than the anniversary of the 2013 annual meeting of the Company, proposals must be received a reasonable time before Holdings begins to print and send its 2014 proxy materials. A stockholder who wishes to submit a proposal under Rule 14a-8 must qualify as an “eligible” stockholder and meet other requirements of the Securities and Exchange Commission (the “Commission” or “SEC”).

Pursuant to the Holdings’ Bylaws, if a stockholder wishes to submit a proposal that is not intended to be included in Holdings’ proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate an individual for election to the Holdings Board, the stockholder must provide timely notice to Holdings. To be timely, the stockholder proposal or nomination must be mailed and received by, or delivered to, the secretary of Holdings not later than the close of business on the 90th day prior to the anniversary date of the most recent annual meeting of stockholders of Holdings (or the Company, as the case may be) or, if the date of the annual meeting of stockholders is more than 30 days earlier or later than such anniversary date, then not later than the close of business on the 75th day prior to the anniversary date of the most recent annual meeting of stockholders, or, if no annual meeting of stockholders was held the previous year, no later than ten (10) days following the date notice of the annual meeting of stockholders is first given.

As a result, any notice given by a stockholder pursuant to these provisions of the Holdings Bylaws (and not pursuant to the Commission Rule 14a-8) must be received no later than April 17, 2014, unless the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2013 annual meeting. In that case, proposals must be received not later than the close of business on the 75th day prior to such annual meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal as described in the Holdings Bylaws. A copy of the Holdings Bylaws is included as Annex C to this proxy statement/prospectus.

Nominations for director candidates for consideration by the Holdings Nominating and Governance Committee should include the information specified in the Holdings Bylaws, which includes, among other matters, as to each person whom the stockholder proposes to nominate: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Stockholder proposals and nominations must be in writing and should be directed to Holdings’ Corporate Secretary at its principal executive offices: Signature Group Holdings, Inc., 15303 Ventura Blvd., Suite 1600, Sherman Oaks, CA 91403.

If the Reincorporation is not completed prior to the time of the Company’s 2014 annual meeting, the above instructions and deadlines will apply with respect to the 2014 annual meeting of the Company instead of the 2014 annual meeting of Holdings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

The Company files reports, proxy statements and other information with the SEC. Information filed with the SEC by the Company can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

The Company’s website address is www.signaturegroupholdings.com. The information on its website, however, is not, and should not be deemed to be, a part of this prospectus.

This proxy statement/prospectus and any prospectus supplement are part of a registration statement that Holdings filed with the SEC and do not contain all of the information in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this proxy statement/prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website, provided above.

Incorporation by Reference

The SEC’s rules allow the Company to “incorporate by reference” information into this proxy statement/prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, and subsequent information that the Company files with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

The Company incorporates by reference its documents listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement/prospectus, between the date of this proxy statement/prospectus and the termination of the offering of the securities described in this proxy statement/prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This proxy statement/prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2013.

•	The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 15, 2013, August 12, 2013 and November 12, 2013.

•	The Company’s Definitive Revised Proxy Statement on Schedule 14A, filed with the SEC on June 10, 2013.

•	The Company’s Current Reports on Form 8-K, filed with the SEC on April 17, 2013, May 1, 2013, May 10, 2013, June 5, 2013, June 24, 2013, July 18, 2013, October 15, 2013 and November 15, 2013.

•	The description of the Company common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 1993, and any amendment or report filed with the SEC for the purpose of updating the description.

•	The description of the rights agreement, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents the Company subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the special meeting, excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this proxy statement/prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning the Company at the following address:

SIGNATURE GROUP HOLDINGS, INC.

15303 VENTURA BOULEVARD, SUITE 1600

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this proxy statement/prospectus and any accompanying prospectus supplement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 25, 2013 (the “Agreement”), is entered into by and between Signature Group Holdings, Inc., a Nevada corporation (the “Company”), SGH Holdco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings”) and SGH Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub” and, together with the Company and Holdings, each a “Party” and collectively the “Parties”).

WHEREAS, as of the close of business on November 21, 2013, the authorized capital stock of the Company consists of 66,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of which 12,213,219 shares are issued and outstanding, 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), no shares of which are issued and outstanding, 200,000 shares of which have been designated Series A Junior Participating Preferred Stock and no shares of which are issued and outstanding;

WHEREAS, as of the close of business on the date hereof, the authorized capital stock of Holdings consists of 66,500,000 shares of common stock, par value $0.001 per share (“Holdings Common Stock”), of which 100 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Holdings Preferred Stock”), 665,000 shares of which have been designated Series A Junior Participating Preferred Stock (“Holdings Series A Preferred Stock”) and no shares of which are issued and outstanding;

WHEREAS, the Boards of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders that the Company merge with and into Merger Sub (the “Merger”) upon the terms and conditions herein provided and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 92A.190 of the Nevada Revised Statutes (the “NRS”), and has approved this Agreement; and

WHEREAS, the respective Boards of Directors of the Parties have approved and declared advisable this Agreement and the Merger and adopted this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the NRS, at the Effective Time the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DLLCA and the NRS, unless another date and time is set forth in the Certificate of Merger and Articles of Merger.

1.2 Effective Time. The Merger shall become effective (the “Effective Time”) upon the latest to occur of:

(a) the filing with the Secretary of State of the State of Delaware of a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the Parties in accordance with the relevant provisions of the DLLCA; and

(b) the filing with the Secretary of State of the State of Nevada of Articles of Merger (the “Articles of Merger”) executed and acknowledged by the Parties in accordance with the relevant provisions of the NRS.

1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 18-209 of the DLLCA and Section 92A.250 of the NRS.

1.4 Certificate of Formation. The Certificate of Formation of Holdings as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 Officers and Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or Holdings Common Stock:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by stockholders who perfect their dissenters’ rights as provided in Section 2.4 of this Agreement) shall be converted into one (the “Exchange Ratio”) fully paid and nonassessable share of Holdings Common Stock (the “Merger Consideration”). At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the rights set forth in Section 2.2. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(b) Each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and returned to the status of authorized but unissued shares of Holdings Common Stock, without the payment of any consideration therefor.

2.2 Stock Certificates. From and after the Effective Time, each outstanding Certificate shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdings Common Stock into which the shares of Company Stock represented by such Certificate have been converted as provided herein and shall be so registered on the books and records of Holdings or its transfer agents. The registered owner of any such outstanding Certificate shall, until such Certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Holdings or its transfer agents, have and be entitled to exercise all voting and other rights with respect to and to receive all dividends and other distributions upon the shares of Holdings Common Stock evidenced by such outstanding Certificate as provided above.

2.3 Stock Options; Warrants. As soon as practicable after the date hereof, the Parties shall take such actions as shall be reasonably necessary or appropriate to cause the following to occur:

(a) each outstanding stock option and warrant of the Company, whether or not then exercisable, shall be converted, without any action on the part of the holder thereof, into an option or warrant, as the case may be, to purchase a number of shares of Holdings Common Stock equal to the number of shares of Common Stock that were issuable upon exercise thereof immediately prior to the Effective Time, and shall otherwise continue to have, and be subject to the same terms and conditions (including exercise price and vesting schedule) as set forth in the applicable option agreement or warrant, as the case may be, immediately prior to the Effective Time; and

(b) the Company’s stock option plans shall be assumed and continued as plans of Holdings after the Merger.

2.4 Dissenting Stockholders. Any holder of shares of Common Stock who perfects his or her dissenters’ rights in accordance with and as contemplated by NRS 92A.300 to 92A.500 shall be entitled to receive the fair value of such shares in cash as determined pursuant to Sections 92A.300 to 92A.500 of the NRS; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the NRS. In the event that after the Effective Time of the Merger a dissenting stockholder of the Company fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.1 of this Agreement upon surrender of the certificate or certificates representing the shares of Common Stock held by such stockholder.

2.5 Rights Agreement. The Parties shall take such actions as shall be necessary or appropriate to cause Holdings to assume the Rights Agreement, dated as of October 23, 2007, by and between the Company and Mellon Investor Services LLC, as Rights Agent, as amended to date, and to cause the Rights issued or issuable thereunder to become exercisable for Holdings Preferred Stock.

ARTICLE III

CONDITIONS TO MERGER

3.1 Conditions Precedent. The respective obligation of each Party to effect the Merger is subject to the satisfaction of each of the following conditions, or waiver thereof by mutual agreement of the Parties:

(a) The Company stockholders shall have approved the merger agreement by the affirmative vote of at least a majority of all issued and outstanding shares of Common Stock.

(b) The registration statement on Form S-4 filed with the Securities and Exchange Commission by Holdings in connection with the issuance of shares of Holdings Common Stock in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

(c) The Company shall have received a legal opinion of Blank Rome LLP in form and substance reasonably satisfactory to it indicating that holders of Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

(d) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on the Company or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

(e) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

(f) Holdings shall have been admitted to the OTCQX tier of the OTC Markets and the shares of Holdings Common Stock issuable in the Merger pursuant to Article II and such other shares to be reserved for issuance in connection with the Merger shall have been listed or admitted for quotation on the OTCQX tier of the OTC Markets, subject only to official notice of issuance.

(g) The Company shall have redeemed all of its outstanding 9.0% Notes under the Indenture, dated as of June 11, 2010, between the Company and Wells Fargo Bank, National Association, as Trustee.

(h) The Company shall have not received valid written notice of dissent pursuant to Sections 92A.300 to 92A.500 of the Nevada Revised Statutes with respect to more than 15% of the issued and outstanding shares of Common Stock, which notices of dissent have not been waived or otherwise lost as of the Effective Time pursuant to Sections 92A.300 to 92A.500 of the Nevada Revised Statutes.

ARTICLE IV

MISCELLANEOUS

4.1 Further Assurances. From time to time, as and when required by Holdings or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by Holdings such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Holdings the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of Holdings are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.2 Abandonment. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the Articles of Merger with the Secretary of State of the State of Nevada, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either the Company or Holdings, or both, notwithstanding the approval of this Agreement by the stockholders of the Company or by the sole stockholder of Holdings, or by both.

4.3 Amendment. The Boards of Directors of the Parties may amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the Articles of Merger with the Secretary of State of the State of Nevada, provided that an amendment made subsequent to the adoption and approval of this Agreement and the Merger by the stockholders of either Party shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Party, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Party.

4.4 Parties in Interest. This Agreement shall be binding upon and insure solely to the benefit of the Parties and their respective successors and assigns and nothing herein, express or implied, is intended or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof that could cause the application of the laws of another state or jurisdiction.

4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4.7 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized, all as of the date first written above.

SGH HOLDCO, INC. a Delaware corporation

By:	/s/ Chris Manderson

Name:	Chris Manderson

Title:	Secretary

SIGNATURE GROUP HOLDINGS, INC. a Nevada corporation

By:	/s/ Craig T. Bouchard

Name:	Craig T. Bouchard

Title:	Chief Executive Officer

SGH MERGER SUB, LLC a Delaware limited liability company

By:	/s/ Chris Manderson

Name:	Chris Manderson

Title:	Secretary

ANNEX B

HOLDINGS CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SGH HOLDCO, INC.

SGH Holdco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is SGH Holdco, Inc. The Corporation was originally incorporated under the name SGH Holdco, Inc., pursuant to the original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) filed with the office of the Secretary of State of the State of Delaware on September 27, 2013.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

3. This Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

4. The text of the Original Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is SGH HOLDCO, INC. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND ADDRESS

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.1 Shares, Classes and Series Authorized. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Seventy Six Million Five Hundred Thousand (76,500,000) shares, of which Sixty Six Million Five Hundred Thousand (66,500,000) shares shall be designated as Common Stock with a par value of $0.001 per share, and Ten Million (10,000,000) shares shall be designated as Preferred Stock with a par value of $0.001 per share. The Common Stock and Preferred Stock may be collectively referred to herein as the “Capital Stock.”

Section 4.2 Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Relating to the Capital Stock. The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation (the “Board”):

(a) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board, subject to the limitations prescribed by law, including 11 U.S.C. §1123(a)(6). The Board in any such resolution or resolutions is expressly authorized to state for each such series:

(i) the voting powers, if any, of the holders of shares of such series in addition to any voting rights affirmatively required by law;

(ii) the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of shares of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

(iii) whether any shares of the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof and, if redeemable, the terms and conditions upon which any shares of the stock of such series may be redeemed;

(iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(vi) any other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and to the full extent now or hereafter permitted by the laws of the State of Delaware.

Subject to any limitations or restrictions stated in the resolution or resolutions of the Board originally fixing the number of shares constituting a series, the Board may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and, in case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

(b) Common Stock. Except as otherwise provided for by law, the shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of shares of Common Stock shall not be permitted to cumulate their votes for the election of directors. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Subject to the preferences, privileges and powers with respect to each class or series of Preferred Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Capital Stock; provided, however, that in the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation’s debts and liabilities and (ii) distributions or provisions for distributions to holders of any class or series of Capital Stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation.

ARTICLE V

LIMITATION OF DIRECTOR LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Actions, Suits or Proceedings Other than by or in the Right of the Corporation To the fullest extent permitted by the DGCL, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything contained in this Article VI, but subject to Section 6.7 hereof, the Corporation shall not be obligated to indemnify any director or officer in connection with an action, suit or proceeding, or part thereof, initiated by such person against the Corporation unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Board.

Section 6.2 Actions or Suits by or in the Right of the Corporation To the fullest extent permitted by the DGCL, the Corporation shall indemnify any person who is or was or has agreed to become a director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and the Corporation may indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees and expenses) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper. Notwithstanding anything contained in this Article VI, but subject to Section 6.7 hereof, the Corporation shall not be obligated to indemnify any director or officer in connection with an action or suit, or part thereof, initiated by such person against the Corporation unless such action or suit, or part thereof, was authorized or consented to by the Board.

Section 6.3 Indemnification for Costs, Charges and Expenses of a Successful Party To the extent that a present or former director or officer of the Corporation has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Section 6.1 or 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys’ fees and expenses) actually and reasonably incurred by such person or on such person’s behalf in connection therewith.

Section 6.4 Indemnification for Expenses of a Witness To the extent that any person who is or was or has agreed to become a director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith.

To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith.

Section 6.5 Determination of Right to Indemnification Any indemnification under Section 6.1 or 6.2 (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1 or 6.2. Any indemnification under Section 6.4 (unless ordered by a court) shall be made, if at all, by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determinations shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who were not parties to such action, suit or proceeding even though less than a quorum of the Board, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion or (4) by the stockholders of the Corporation. To obtain indemnification under this Article VI, any person referred to in Section 6.1, 6.2, 6.3 or 6.4 shall submit to the Corporation a written request, including therewith such documents as are reasonably available to such person and are reasonably necessary to determine whether and to what extent such person is entitled to indemnification.

Section 6.6 Advancement of Costs, Charges and Expenses Costs, charges and expenses (including attorneys’ fees and expenses) incurred by or on behalf of a director or officer in defending a civil or criminal action, suit or proceeding referred to in Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by or on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of a written undertaking, by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VI or by law. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s financial ability to make repayment. The majority of the directors who were not parties to such action, suit or proceeding may, upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 6.7 Procedure for Indemnification Any indemnification under Section 6.1, 6.2, 6.3 or 6.4 or advancement of costs, charges and expenses under Section 6.6 shall be made promptly, and in any event within sixty (60) days (except indemnification to be determined by stockholders which will be determined at the next annual or special meeting of stockholders), upon the written request of the director or officer. The right to indemnification or advancement of expenses as granted by this Article VI shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction in the event the Corporation denies such request, in whole or in part, or if no disposition of such request is made within sixty (60) days of the request. Such person’s costs, charges and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement, to the extent successful, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 6.6 where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.1 or 6.2, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, its independent counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.1 or 6.2, nor the fact that there has been an actual determination by the Corporation (including its directors, its independent counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.8 Settlement The Corporation shall not be obligated to reimburse the costs, charges and expenses of any settlement to which it has not agreed. If, in any action, suit or proceeding (including any appeal) within the scope of Section 6.1 or 6.2, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision of this Article VI, the indemnification obligation of the Corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by or on behalf of such person prior to the time such settlement could reasonably have been effected.

Section 6.9 Other Rights; Continuation of Right to Indemnification; Individual Contracts The indemnification and advancement of costs, charges and expenses provided by or granted pursuant to this

Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of costs, charges and expenses may be entitled under law (common or statutory) or any Bylaw, agreement, policy of indemnification insurance or vote of stockholders or directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office, and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the legatees, heirs, distributees, executors and administrators of any such person. Nothing contained in this Article VI shall be deemed to prohibit the Corporation from entering into, and the Corporation is specifically authorized to enter into, agreements with directors, officers, employees and agents providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity (or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) at any time while this Article VI is in effect.

Section 6.10 Savings Clause If this Article VI or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director or officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.11 Insurance The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any costs, charges or expenses, liability or loss incurred by such person in any such capacity, or arising out of such persons status as such, whether or not the Corporation would have the power to indemnify such person against such costs, charges or expenses, liability or loss under this Certificate of Incorporation or applicable law; provided, however, that such insurance is available on acceptable terms as determined by a vote of the Board. To the extent that any director, officer, employee or agent is reimbursed by an insurance company under an indemnification insurance policy for any costs, charges, expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement to the fullest extent permitted by any applicable portion of this Article VI, the Bylaws, any agreement, the policy of indemnification insurance or otherwise, the Corporation shall not be obligated to reimburse the person to be indemnified in connection with such proceeding.

Section 6.12 Definitions For purposes of this Article VI, the following terms shall have the following meanings:

(a) “The Corporation” shall include, in addition to the resulting corporation, any constituent corporation or entity (including any constituent of a constituent) absorbed by way of an acquisition, consolidation, merger or otherwise, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation or entity, or is or was serving at the written request of such constituent corporation or entity as a director or officer of another corporation, entity, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation or entity as such person would have with respect to such constituent corporation or entity if its separate existence had continued;

(b) “Other enterprises” shall include employee benefit plans, including, but not limited to, any employee benefit plan of the Corporation;

(c) “Director or officer” of the Corporation shall include any director or officer of the Corporation who is or was or has agreed to serve at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise;

(d) “Serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by a director, officer, employee or agent of the Corporation with respect to an employee benefit plan, its participants or beneficiaries, including acting as a fiduciary thereof;

(e) “Fines” shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan;

(f) To the fullest extent permitted by law, a person shall be deemed to have acted in “good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful,” if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise; and

(g) A person shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation,” as referred to in Sections 6.1 and 6.2 if such person acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan.

Section 6.13 Subsequent Amendment and Subsequent Legislation Neither the amendment, termination or repeal of this Article VI or of relevant provisions of the DGCL or any other applicable laws, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation or of any statute inconsistent with this Article VI shall eliminate, affect or diminish in any way the rights of any director, officer, employee or agent of the Corporation to indemnification under the provisions of this Article VI with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of any such amendment, termination, repeal, provision or statute.

If the DGCL is amended to expand further the indemnification permitted to directors and officers of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VII

CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

ARTICLE VIII

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments of Certificate of Incorporation The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

Section 9.2 Amendments of Bylaws In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of the Corporation is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the Bylaws of the Corporation in accordance with the terms thereof; provided, however, that any Bylaw made by the Board may be altered, amended, rescinded or repealed in accordance with the terms thereof by the holders of a majority of the shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the Bylaws that contains a supermajority voting requirement shall only be altered, amended, rescinded or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

[Signature Page Follows]

ANNEX C

AMENDED AND RESTATED

BYLAWS

OF

SGH HOLDCO, INC.

ARTICLE 1

OFFICES

The registered office of SGH Holdco, Inc., a Delaware corporation (the “Corporation”) shall be located in the City and State designated in the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”). The Corporation may also maintain offices at such other places within or without the United States as the Board of Directors may, from time to time, determine.

ARTICLE 2

STOCKHOLDERS

Section 2.1 Place of Meetings

Meetings of stockholders of the Corporation shall be held at such place as may be designated by the President or the Chief Executive Officer or the Board, or by the written consent of all stockholders entitled to vote thereat given either before or after the meeting and filed with the Secretary of the Corporation.

Section 2.2 Annual Meetings

The annual meeting of stockholders of the Corporation for the election of directors and the transaction of any other business which may properly come before such meeting shall be held each year on a date and at a time to be designated by the Board. Failure to hold the annual meeting shall not cause a forfeiture or dissolution of the Corporation.

Section 2.3 Special Meetings

Special meetings of stockholders, for any purpose or purposes, may be called at any time only by the Chairman, the President or the Chief Executive Officer, by an action of the board of directors of the Corporation then in office (the “Board”), or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares. Special meetings shall be held on the date and at the time and place as may be designated by the Board. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

Section 2.4 Notice of Meetings

(a) Except as otherwise provided by the Delaware General Corporation Law (“DGCL”), written notice of each meeting of stockholders, whether annual or special, stating the time when and place where it is to be held, shall be served not less than ten (10) or more than sixty (60) days before the date on which the meeting is to be held, upon each stockholder of record entitled to vote at such meeting, and to any other stockholder to whom the giving of notice may be required by law. Notice, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called, and shall indicate that it is being issued by, or at the direction of, the person or persons calling the meeting. If, at any meeting, action is proposed to be taken that would, if taken, entitle stockholders to receive payment for their shares pursuant to the DGCL, the notice of such meeting shall include a statement of that purpose and to that effect.

(b) Notice of any meeting need not be given to any person who may become a stockholder of record after the mailing of such notice and prior to the meeting, or to any stockholder who attends such meeting, in person or by proxy, or to any stockholder who, in person or by proxy, submits a signed waiver of notice either before or after such meeting. Notice of any adjourned meeting of stockholders need not be given, unless otherwise required by statute.

Section 2.5 Fixing of Record Date

For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose, the Board shall fix a date as the record date for any such determination of stockholders, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. Such date in any case shall be not more than sixty (60) days, and in the case of a meeting of stockholders not less than ten (10) days, prior to the date of the meeting or event for the purposes of which it is fixed. When a record date is so fixed, only stockholders of record on that date shall be entitled to notice of and to vote at the meeting, or to receive the dividend, other distribution or the allotment of rights, or to exercise rights, as the case may be, notwithstanding any transfer of any shares of stock on the books of the Corporation after the record date. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 2.5, such determination shall, unless otherwise provided by the Board, also apply to any adjournment thereof. If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or vote at a meeting of stockholders shall be at the close of business on the day preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.6 Quorum; Adjournment

The holders of record of a majority of the total number of votes eligible to be cast in the election of directors, represented in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders, except as otherwise provided by law, these Bylaws or the Certificate of Incorporation. In the absence of a quorum, the Chairman of the meeting or a majority of the number of votes so represented at the meeting of stockholders may adjourn the meeting from time to time, but no other business may be transacted at any such meeting. When a meeting of stockholders is adjourned, it shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than an announcement at the meeting at which such adjournment is taken, provided, that if such adjournment is for more than sixty (60) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as in the case of an original meeting. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. When a quorum is once present to organize a meeting of stockholders, such quorum is not broken by the subsequent withdrawal of any stockholders.

Section 2.7 Conduct of Meetings

The Chairman shall serve as chairman at all meetings of the stockholders or, if the Chairman is absent or otherwise unable to so serve, the President or Chief Executive Officer shall serve as chairman, unless another person is appointed chairman of the meeting by a majority of the entire Board. The Secretary or, in his or her absence, such other person as the chairman of the meeting shall appoint, shall serve as secretary of the meeting. The chairman of the meeting shall conduct all meetings of the stockholders in accordance with the best interests of the Corporation and shall have the authority and discretion to establish reasonable procedural rules for the conduct of such meetings, including such regulation of the manner of voting and the conduct of discussion as he or she shall deem appropriate. The chairman of the meeting shall also have the authority to adjourn the meeting from time to time and from place to place as he or she may deem necessary and in the best interests of the Corporation.

Section 2.8 Voting; Voting of Shares in the Name of Two or More Persons

In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided in the Certificate of Incorporation or these Bylaws. Directors shall, except as otherwise required by law, these Bylaws or the Certificate of Incorporation, be elected by a plurality of the votes cast by each class of shares entitled to vote at a meeting of stockholders, present and entitled to vote in the election. Except as otherwise provided by statute or by the Certificate of Incorporation, at each meeting of stockholders, each holder of record of stock of the Corporation entitled to vote thereat, shall be entitled to one vote for each share of stock registered in his name on the books of the Corporation.

If ownership of a share of voting stock of the Corporation stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. If an attempt is made to cast conflicting votes by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such stock and present, in person or by proxy, at such meeting. If such conflicting votes are evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to such court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by such court.

Section 2.9 Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by an instrument in writing or by an electronic transmission permitted by law filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL.

Section 2.10 Procedure for Nominations to the Board of Directors

(a) No person will be eligible for election, or elected, as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10.

(b) Subject to the provisions hereof, the Nominating and Governance Committee shall select, and recommend to the Board for its approval, nominees for election as directors. Provided the Nominating and Governance Committee makes such nominations, no nominations for directors except those made by the Nominating and Governance Committee and approved by the Board shall be voted upon at the annual meeting of stockholders unless other nominations by stockholders are made in accordance with the provisions of this Section 2.10.

(c) Nominations of individuals for election to the Board at an annual meeting of stockholders may be made by any stockholder of record of the Corporation entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary as set forth in this Section 2.10. To be timely, a nomination by a stockholder must be mailed and received by, or delivered to, the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day prior to the anniversary date of the most recent annual meeting of stockholders or, if the date of the annual meeting of stockholders is more than 30 days earlier or later than such anniversary date, then not later than the close of business on the 75th day prior to the anniversary date of the most recent annual meeting of stockholders, or, if no annual meeting of stockholders was held the previous year, no later than ten (10) days following the date that notice of the annual meeting of Stockholders is first given pursuant to Section 2.10(d).

(d) For purposes of this Section 2.10, notice shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”).

(e) Such stockholder’s notice must set forth (i) as to each person, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or person (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A (or any successor thereto) under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); (ii) as to such stockholder giving notice: (W) the name and address, as they appear on the Corporation’s books, of the stockholder, (X) the class and number of shares of the Corporation which are owned beneficially by such stockholder, (Y) any other information that is required to be provided by the stockholder pursuant to Regulation 14A (or any successor thereto) under the 1934 Act in such stockholder’s capacity as a proponent of a stockholder nomination, and (Z) a representation whether the stockholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of such nomination; and (iii) the identification of any person employed, retained or to be compensated by the stockholder submitting the nomination or by the person nominated, or any person acting on his or her behalf to make solicitations or recommendations to stockholders for the purpose of assisting in the election of such director, and a brief description of the terms of such employment, retainer or arrangement for compensation.

(f) At the request of the Secretary, any person nominated by the Nominating and Governance Committee for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee together with the required written consent. The Corporation may also require any proposed nominee to furnish such other information as it may reasonably require, in order to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(g) Upon the receipt of a stockholder nomination made in accordance with the procedures prescribed by these Bylaws, such nomination shall be evaluated by the Corporation’s Nominating and Governance Committee (or any successor thereto) in accordance with its evaluation procedures, in order to determine whether such nominee should be included in the slate of persons recommended by the Board of Directors to the Corporation’s stockholders for election at the next annual meeting.

(h) The chairman of the meeting will, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the Chairman so determines, the chairman will so declare at the meeting, and the defective nomination will be disregarded and not considered.

Section 2.11 Substitution of Nominees

In the event that a person is validly designated as a nominee in accordance with Section 2.10 and shall thereafter become unwilling or unable to stand for election to the Board, the Board, upon recommendation by the Nominating and Governance Committee, may designate a substitute nominee upon delivery of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to Section 2.10 had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such substituted nominee.

Section 2.12 Proposals Other Than Director Nominations

(a) Any new business to be taken up at the annual meeting at the request of the Chief Executive Officer or the President or by resolution of at least three-fourths of the directors then in office shall be stated in writing and filed with the Secretary at least fifteen (15) days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but, except as provided in this Section 2.12, no other proposal shall be acted upon at the annual meeting.

(b) Any proposal offered by a stockholder may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary. To be timely, a proposal offered by a stockholder must (i) be sent to the Corporation in compliance with the requirements of Rule 14a-8 under the 1934 Act, if the proposal is submitted under such rule, or (ii) if not, be mailed and received by, or delivered to, the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day prior to the anniversary date of the most recent annual meeting of stockholders or, if the date of the annual meeting of stockholders is more than 30 days earlier or later than such anniversary date, then not later than the close of business on the 75th day prior to the anniversary date of the most recent annual meeting of stockholders, or, if no annual meeting of stockholders was held the previous year, no later than ten (10) days following the date that notice of the annual meeting is first given pursuant to Section 2.12(c).

(c) For purposes of this Section 2.12, notice shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(d) A stockholder’s notice to the Secretary shall set forth as to the matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder proposing such business; (c) the class and number of shares of the Corporation which are owned of record by the stockholder and the dates upon which he or she acquired such shares; (d) the identification of any person employed, retained, or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal, and a brief description of the terms of such employment, retainer or arrangement for compensation; (e) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such new business; (f) a representation whether the stockholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise solicit proxies from stockholders in support of such proposal; and (g) all such other information regarding such proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission or required to be delivered to the Corporation pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Corporation is then subject to such rules).

(e) This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board or the management of the Corporation, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided. This provision shall not constitute a waiver of any right of the Corporation under the proxy rules of the Securities and Exchange Commission or any other rule or regulation to omit a stockholder’s proposal from the Corporation’s proxy materials.

(f) The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any new business was not properly brought before the meeting in accordance with the procedures prescribed by these Bylaws, and, if the chairman so determines, the chairman will so declare at the meeting, and such new business will be disregarded and not considered.

Section 2.13 Inspectors of Election

In advance of any meeting of stockholders, the Board shall, to the extent permitted by applicable law, appoint one or more persons, which may include individuals who serve the Corporation in other capacities, including without limitation as officers, employees, agents or representatives of the Corporation, as inspectors of election to act at such meeting or any adjournment thereof. Such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the meeting shall make such appointment at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act at the meeting, the vacancy so created may be filled by appointment by the Board in advance of the meeting or at the meeting by the chairman of the meeting. The duties of the inspectors of election shall include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, receiving votes, ballots or consents, hearing and deciding all challenges and questions arising in connection with the right to vote, counting and tabulating all votes, ballots or consents, determining the results and doing such acts as are proper to the conduct of the election or the vote with fairness to all stockholders. Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them. Each inspector shall be entitled to a reasonable compensation for his or her services, to be paid by the Corporation.

Section 2.14 No Stockholders’ Action Without a Meeting

The stockholders shall not take any action without a meeting properly held in accordance with the DGCL and these Bylaws.

ARTICLE 3

BOARD OF DIRECTORS

Section 3.1 Number, Election and Term of Office

(a) The number of directors which shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, except that in the absence of any such designation, such number shall be not less than five (5) and not more than eleven (11).

(b) Except as may otherwise be provided herein or in the Certificate of Incorporation, the members of the Board of Directors of the Corporation, who need not be stockholders, shall be elected by a plurality of the votes cast at a meeting of stockholders, by the holders of shares, present in person or by proxy, entitled to vote in the election.

(c) Each director shall hold office until the annual meeting of the stockholders next succeeding his election, and until his successor is elected and qualified, or until his prior death, resignation or removal.

Section 3.2 Duties and Powers

The business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors, except as are in the Certificate of Incorporation or by statute expressly conferred upon or reserved to the stockholders.

Section 3.3 Regular Meetings; Notice

(a) Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors.

(b) Notice of any regular meeting of the Board of Directors shall not be required to be given and, if given, need not specify the purpose of the meeting; provided, however, that in case the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be given to each director who shall not have been present at the meeting at which such action was taken within the time limited, and in the manner set forth in paragraph (b) Section 3.4 of this Article 3, with respect to special meetings, unless such notice shall be waived in the manner set forth in paragraph (c) of such Section 3.4.

Section 3.4 Special Meetings; Notice

(a) Special meetings of the Board of Directors shall be held whenever called by the President or by two of the directors, at such time and place as may be specified in the respective notices or waivers of notice thereof.

(b) Except as otherwise required by statute, notice of special meetings shall be mailed directly to each director, addressed to him at his residence or usual place of business, at least forty-eight (48) hours before the meeting is to be held, or shall be sent to him at such place by facsimile, electronic mail or other electronic means, or shall be delivered to him personally or given to him orally, not later than the day before the day on which the meeting is to be held.

(c) Notice of any meeting of the Board of Directors may be waived by any director at any time, by a signed writing, delivered to the Corporation for inclusion in the minutes, either before or after the meeting. Attendance or participation by a director at a meeting shall constitute a waiver of any required notice of the meeting unless the director promptly objects to holding the meeting or to the transaction of any business on the grounds that the meeting was not lawfully convened and the director does not thereafter vote for or assent to action taken at the meeting. Notice of any adjourned meeting shall not be required to be given.

Section 3.5 Chairman

At all meetings of the Board of Directors, the Chairman of the Board, if any and if present, shall preside. If there shall be no Chairman, or he shall be absent, then the President shall preside, and in his absence, a Chairman chosen by the directors shall preside.

Section 3.6 Quorum and Adjournments

(a) At all meetings of the Board of Directors, the presence of a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws.

(b) A majority of the directors present at the time and place of any regular or special meeting, although less than a quorum, may adjourn the same from time to time without notice, until a quorum shall be present.

Section 3.7 Participation in Meetings by Conference Telephone

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 3.8 Conduct of Business

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

Section 3.9 Directors’ Action Without a Meeting

The Board of Directors or a committee thereof may take any action without a meeting that it could properly take at a meeting if by executing a resolution setting forth the action signed by all of the directors, or all of the members of the committee, as the case may be, either before or after the action is taken, and if the signed resolution is delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Such action shall be effective upon the signing of a resolution by the last director to sign, unless the consent specifies a later effective date.

Section 3.10 Manner of Acting

(a) At all meetings of the Board of Directors, each director present shall have one vote, irrespective of the number of shares of stock, if any, which he may hold.

(b) Except as otherwise provided by statute, by the Certificate of Incorporation, or by these Bylaws, the action of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. Any action authorized, in writing, by all of the directors entitled to vote thereon and filed with the minutes of the corporation shall be the act of the Board of Directors with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the Board.

Section 3.11 Vacancies

Any vacancy in the Board of Directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal (unless a vacancy created by the removal of a director by the stockholders may be filled by the stockholders at the meeting at which the removal was effected) or inability to act of any director, or otherwise, may be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the Board of Directors called for that purpose.

Section 3.12 Resignation

Any director may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 3.13 Removal

Any director may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of the Corporation at a special meeting of the stockholders called for that purpose.

Section 3.14 Salary

Directors who are not officers or employees of the Corporation shall be entitled to such compensation for their services as directors as may be determined by the Board of Directors from time to time. Directors who are officers or employees of the Corporation shall not be compensated for their services as directors; provided that nothing herein shall be construed to preclude any such director from receiving compensation for serving the Corporation in any other capacity. Directors shall be reimbursed for their reasonable expenses, if any, incurred in connection with attending regular or special meetings of the Board or any committee thereof.

Section 3.15 Contracts

(a) No contract or other transaction between this Corporation and any other Corporation shall be impaired, affected or invalidated, nor shall any director be liable in any way by reason of the fact that any one or more of the directors of this Corporation is or are interested in, or is a director or officer, or are directors or officers of such other Corporation, provided that such facts are disclosed or made known to the Board of Directors.

(b) Any director, personally and individually, may be a party to or may be interested in any contract or transaction of this Corporation, and no director shall be liable in any way by reason of such interest, provided that the fact of such interest be disclosed or made known to the Board of Directors, and provided that the Board of

Directors shall authorize, approve or ratify such contract or transaction by the vote (not counting the vote of any such director) of a majority of a quorum, notwithstanding the presence of any such director at the meeting at which such action is taken. Such director or directors may be counted in determining the presence of a quorum at such meeting. This Section shall not be construed to impair or invalidate or in any way affect any contract or other transaction which would otherwise be valid under the law (common, statutory or otherwise) applicable thereto.

Section 3.16 Committees

The Board of Directors, by resolution adopted by a majority of the entire Board, may from time to time designate from among its members an executive committee and such other committees, and alternate members thereof, as they may deem desirable, each consisting of two or more members, with such powers and authority (to the extent permitted by law) as may be provided in such resolution. Each such committee shall serve at the pleasure of the Board.

ARTICLE 4

OFFICERS

Section 4.1 Number, Qualifications, Election and Term of Office

(a) The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and such other officers, including a Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors, and one or more Vice Presidents, as the Board of Directors may from time to time deem advisable. Any officer other than the Chairman of the Board of Directors may be, but is not required to be, a director of the Corporation. Any two or more offices may be held by the same person.

(b) The officers of the Corporation shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders.

(c) Each officer shall hold office until the annual meeting of the Board of Directors next succeeding his election, and until his successor shall have been elected and qualified, or until his death, resignation or removal.

Section 4.2 Resignation

Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, or to the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or by such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 4.3 Removal

Any officer may be removed, either with or without cause, and a successor elected by a majority vote of the Board of Directors at any time.

Section 4.4 Vacancies

A vacancy in any office by reason of death, resignation, inability to act, disqualification, or any other cause, may at any time be filled for the unexpired portion of the term by a majority vote of the Board of Directors.

Section 4.5 Duties of Officers

Unless otherwise prescribed by the Board of Directors, the duties of the officers shall be as follows:

(a) Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at meetings of the Board of Directors and of the stockholders, shall be responsible for carrying out the plans and directives of the Board of Directors, shall report to and consult with the Board of Directors, and, if the Board so resolves, shall be the Chief Executive Officer. The Chairman of the Board shall have such other powers and duties as the Board of Directors may from time to time prescribe.

(b) Chief Executive Officer. The Chief Executive Officer shall be so designated by the Board and may also hold the title of Chairman of the Board, and/or President. The Chief Executive Officer of the Corporation, subject to the direction of the Board, shall be responsible for assuring that the policy decisions of the Board are implemented as formulated. The Chief Executive Officer shall be responsible for managing the day-to-day business operations of the Corporation consistent with the policies, standards and plans of the Corporation and any specific instruction or directions of the Board, and shall be responsible, in consultation with such officers and members of the Board as he or she deems appropriate, for planning the growth of the Corporation.

(c) President. The President shall exercise the usual executive powers and duties pertaining to the office of President, subject to the Board of Directors, including but not limited to; general control over the day to day management of the corporation; signing and countersigning all certificates, contracts and other instruments of the corporation; and any other powers or duties assigned by the Board of Directors from time to time. In the absence of a Chairman of the Board, the President shall preside at meetings of the Board of Directors and of the stockholders, perform the other duties of the Chairman of the Board prescribed in this Section, and perform such other duties as the Board of Directors may from time to time designate.

(d) Treasurer. The Treasurer shall have the care and custody of, and be responsible for, all funds and securities of the Corporation and shall cause to be kept regular books of account. The Treasurer shall cause to be deposited all funds and other valuable effects in the name of the Corporation in such depositories as may be designated by the Board of Directors and disperse funds of the corporation in payment of the just demands against the corporation, or as may be ordered by the Board of Directors, making proper vouchers for such disbursements and shall render to the Board of Directors, from time to time as may be required of him, an account of all transactions as treasurer and of the financial condition of the corporation. In general, the Treasurer shall perform all of the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned by the Board of Directors.

(e) Chief Financial Officer. The Chief Financial Officer shall perform all acts and duties as are generally incident to the office of the Chief Financial Officer. The Chief Financial Officer may be the Treasurer of the Corporation, as determined by the Board.

(f) Vice President. Each Vice President shall perform such duties as the Board of Directors may from time to time designate. In addition, the Vice President, or if there is more than one, the most senior Vice President available, shall act as President in the absence or disability of the President.

(g) Secretary. The Secretary shall be responsible for and shall keep, personally or with the assistance of others, records of the proceedings of the directors and stockholders; authenticate records of the Corporation; attest all certificates of stock in the name of the Corporation; keep the corporate seal, if any, and affix the same to certificates of stock and other proper documents; keep a record of the issuance of certificates of stock and the transfers of the same; shall issue notices for all meetings as required by the Bylaws; shall have charge of the corporate books; and shall make such reports and perform such other duties as are incident to the office, or properly required by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.1 Certificates of Stock

Certificates representing shares of stock may be issued by the Corporation and shall be in such form as shall be determined by the Board. Each certificate shall state that the Corporation will furnish to any stockholder upon request and without charge a statement of the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each class or series of stock and the qualifications or restrictions of such preferences and/or rights, or shall set forth such statement on the certificate itself. The certificates shall be numbered in the order of their issue and entered in the books of the Corporation or its transfer agent or agents as they are issued. Each certificate shall state the registered holder’s name and the number and class of shares and shall be signed by the Chairman or the President and the Secretary or any Assistant Secretary, and may, but need not, bear the seal of the Corporation or a facsimile thereof. Any or all of the signatures of such officers on the certificates may be facsimiles, provided the Corporation is not acting as Registrar with respect to the registration thereof. In case any officer or officers who shall have signed any such certificate shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation. The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.

Section 5.2 Transfer Agent and Registrar

The Board shall have the power to appoint one or more Transfer Agents and Registrars for the transfer and registration of certificates of stock of any class and may require that stock certificates be countersigned and registered by one or more of such Transfer Agents and Registrars. Whenever any stock certificate is countersigned or otherwise authenticated by a Transfer Agent, and by a Registrar, then a facsimile of the signatures of the Transfer Agent or the Registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the actual signatures.

Section 5.3 Registration and Transfer of Shares

Subject to the provisions of the Certificate of Incorporation of the Corporation, the name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him or her, the numbers of the certificates covering such shares and the dates of issue of such certificates. Subject to the provisions of the Certificate of Incorporation of the Corporation, the shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, with such guarantee or proof of the authenticity of the signature as the Corporation or its agents may reasonably require and with proper evidence of payment of any applicable transfer taxes. Subject to the provisions of the Certificate of Incorporation of the Corporation, a record shall be made of each transfer.

Section 5.4 Lost, Destroyed and Mutilated Certificates

The holder of any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue, or cause to be issued, a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed upon evidence satisfactory to the Corporation of the loss, theft or destruction of the certificate and, in the case of mutilation, the surrender of the mutilated certificate. The Corporation may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his or her legal representatives, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, destruction or mutilation of any such certificate and the issuance of such new certificate, or may refer such owner to such remedy or remedies as he or she may have under the DGCL.

Section 5.5 Holder of Record

Subject to the provisions of the Certificate of Incorporation of the Corporation, the Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

ARTICLE 6

DIVIDENDS

The Board shall have the power, subject to the provisions of law and the requirements of the Certificate of Incorporation, to declare and pay dividends out of surplus (or, if no surplus exists, out of net profits of the Corporation, for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except where there is an impairment of capital stock), to pay such dividends to the stockholders in cash, in property or in shares of the capital stock of the Corporation and to fix the date or dates for the payment of such dividends.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Inspection of Corporate Record

Stockholders may inspect such corporate records at such times and based upon such limitations of such rights as may be set forth in the DGCL from time to time.

Section 7.2 Checks, Drafts, Etc.

All checks, drafts, bonds, bill of exchange, or other orders for payment of money, notes, or other evidences of indebtedness issued in the name or payable to the Corporation shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board.

Section 7.3 Contracts, Etc., How Executed

The Board, except as in these Bylaws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument or document in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances. Unless otherwise specifically determined by the Board or otherwise required by law, formal contracts, promissory notes and other evidences of indebtedness, deeds of trust, mortgages and corporate instruments or documents requiring the corporate seal, shall be executed, signed or endorsed by the President or any Vice President and by the Secretary (or any Assistant Secretary), the Chief Financial Officer or the Treasurer (or any Assistant Treasurer). The Board may, however, authorize any one (1) of such officers to sign any of such instruments for and on behalf of the Corporation, without necessity of countersignature; may designate officers or employees of the Corporation, other than those named above, who may, in the name of the Corporation, sign such instruments; and may authorize the use of facsimile signatures of any of such persons. No officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit to render it liable for any purpose or to any amount except as specifically authorized in these Bylaws or by the Board in accordance with these Bylaws.

Section 7.4 Representation of Shares of Stock of Other Corporations

The President or any Vice President and the Secretary or any Assistant Secretary of this Corporation are authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of stock of any other corporation or corporations standing in the name of this Corporation. The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares of stock held by this Corporation in any other corporation or corporations may be exercised either by such officers in person or by any persons authorized so to do by proxy or power of attorney duly executed by said officers.

Section 7.5 Inspection, of Bylaws

The Corporation shall keep at its registered office the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the stockholders at all reasonable times during office hours.

Section 7.6 Conflict

In the event of any conflict between any provision in these Bylaws and in the Corporation’s Certificate of Incorporation, the provision in the Certificate of Incorporation shall control.

ARTICLE 8

RESTRICTIONS ON TRANSFER OF SHARES

Section 8.1 Definitions

As used in this Article 8, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation §§ 1.382-2T, 1.382-3 and 1.382-4 shall include any successor provisions):

(a) “4.9-percent Transaction” means any Transfer described in clause (a) or (b) of Section 8.2.

(b) “4.9-percent Stockholder” a Person who owns 4.9% or more of the Corporation’s then-outstanding Common Shares, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.

(c) “Agent” has the meaning set forth in Section 8.5.

(d) “Common Shares” means any interest in shares of common shares, par value $0.001 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(e) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

(f) “Corporation Security” or “Corporation Securities” means (i) Common Shares, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v)) and 1.382-4 to purchase Corporation Securities, and (iv) any Shares.

(g) “Effective Date” means the date that these Bylaws were adopted by the Board of Directors.

(h) “Excess Securities” has the meaning given such term in Section 8.4.

(i) “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article 8 is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Section 8.12.

(j) “Percentage Share Ownership” means the percentage Share Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), (j) and (k) and 1.382-4 or any successor provision.

(k) “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(l) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(m) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article 8.

(n) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(o) “Purported Transferee” has the meaning set forth in Section 8.4.

(p) “Shares” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(q) “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(r) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(s) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Share Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.

(t) “Transferee” means any Person to whom Corporation Securities are Transferred.

(u) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 8.2 Transfer and Ownership Restrictions

In order to preserve the Tax Benefits, from and after the Effective Date of this Article 8 any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.9-percent Stockholder, (b) the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder would be increased, of (c) any Stockholder holding 5% or more of the total market value of the Corporate Securities Transfers, or agrees to Transfer, Corporate Securities; provided, however, that nothing herein contained shall preclude the settlement of any transaction in the Corporation Securities entered into through the facilities of the New York Stock Exchange, Inc.

Section 8.3 Exceptions

Notwithstanding anything to the contrary herein:

(a) Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.

(b) The restrictions set forth in Section 8.2 shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 8.3, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Shares acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 8 through duly authorized officers or agents of the Corporation. Nothing in this Section 8.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 8.4 Excess Securities

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 8.5 or until an approval is obtained under Section 8.3. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Sections 8.4 or 8.5 shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its share transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 8, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of shares and other evidence that a Transfer will not be prohibited by this Article 8 as a condition to registering any transfer.

Section 8.5 Transfer to Agent

If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 8.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.

Section 8.6 Application of Proceeds and Prohibited Distributions

The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 8.6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 8.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

Section 8.7 Modification of Remedies for Certain Indirect Transfers

In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.9-percent Stockholder to violate a restriction on Transfers provided for in this Article 8, the application of Sections 8.5 and 8.6 shall be modified as described in this Section 8.7. In such case, no such 4.9-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.9-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, not to be in violation of this Article 8. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 8.5 and 8.6, except that the maximum aggregate amount payable either to such 4.9-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person. The purpose of this Section 8.7 is to extend the restrictions in Sections 8.2 and 8.5 to situations in which there is a 4.9-percent Transaction without a direct Transfer of Securities, and this Section 8.7, along with the other provisions of this Article 8, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 8.8 Legal Proceedings; Prompt Enforcement

If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 8.5 (whether or not made within the time specified in Section 8.5), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8.8 shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 8 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 8.5 to constitute a waiver or loss of any right of the Corporation under this Article 8. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 8.

Section 8.9 Liability

To the fullest extent permitted by law, any stockholder subject to the provisions of this Article 8 who knowingly violates the provisions of this Article 8 and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 8.10 Obligation to Provide Information

As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article 8 or the status of the Tax Benefits of the Corporation.

Section 8.11 Legends

The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to the restrictions on transfer and ownership contained in this Article 8 bear the following legend:

“THE BY-LAWS, AS AMENDED FROM TIME TO TIME (THE “BY-LAWS”), OF THE CORPORATION CONTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE BY-LAWS) OF COMMON SHARES OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.9 PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE SHARES WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE BY-LAWS) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE BUSINESS CORPORATION ACT OF THE STATE OF NEVADA (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S BY-LAWS TO CAUSE THE 4.9 PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE BY-LAWS, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to conditions imposed by the Board of Directors under Section 8.3 also bear a conspicuous legend referencing the applicable restrictions.

Section 8.12 Authority of Board of Directors

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 8, including, without limitation, (i) the identification of 4.9-percent Stockholders, (ii) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (iii) the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 8.6, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 8. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 8 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 8.

(b) Nothing contained in this Article 8 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article 8, (iii) modify the definitions of any terms set forth in this Article 8 or (iv) modify the terms of this Article 8 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c) In the case of an ambiguity in the application of any of the provisions of this Article 8, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 8 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 8. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article 8. The Board of Directors may delegate all or any portion of its duties and powers under this Article 8 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 8 through duly authorized officers or agents of the Corporation. Nothing in this Article 8 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 8.13 Reliance

To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 8. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the 1934 Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 8.14 Benefits of This Article 8

Nothing in this Article 8 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 8. This Article 8 shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 8.15 Severability

The purpose of this Article 8 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article 8 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 8.

Section 8.16 Waiver

With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 8, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE 9

FISCAL YEAR

The fiscal year of the Corporation shall be fixed by the Board of Directors from time to time, subject to applicable law.

ARTICLE 10

CORPORATE SEAL

The corporate seal, if any, shall be in such form as shall be approved from time to time by the Board of Directors.

ARTICLE 11

RELIANCE UPON BOOKS, REPORTS AND RECORDS

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE 12

AMENDMENTS

These Bylaws, except as provided by applicable law or the Certificate of Incorporation, or as otherwise set forth in these Bylaws, may be amended or repealed at any regular or special meeting of the entire Board; provided, however, that (a) a written statement describing the change or amendment shall be made in the notice delivered to the directors of the meeting at which the change or amendment shall be acted upon; and (b) any Bylaw made by the Board may be altered, amended, rescinded or repealed by the holders of shares of capital stock presenting a majority of the securities entitled to vote thereon at any annual meeting or at any special meeting called for that purpose in accordance with the percentage requirements set forth in the Certificate of Incorporation and/or these Bylaws. Notwithstanding the foregoing, any provision of these Bylaws that contains a supermajority voting requirement shall only be altered, amended, rescinded or repealed by a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

ANNEX D

FORM OF

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

SGH HOLDCO, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

SGH Holdco, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) as required by Section 151 of the General Corporation Law at a meeting duly called and held on                     , 2013.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1. Designation and Amount. The shares of such series shall be classified and designated as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Participating Preferred Stock”), and the number of shares constituting such series shall be 665,000.

Section 2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation out of funds legally available for the purpose, quarterly dividends payable in cash on or before the 30th day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after                      (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation may not declare or pay a dividend or distribution on the Common Stock (other than a dividend payable in shares of the Common Stock) unless it simultaneously declares and pays a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above; provided that, in the event no dividend payable in shares of or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase in certain cases the authorized number of directors shall be exercised unless the holders of ten percent in number of shares of Series A Junior Participating Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series A Junior Participating Preferred Stock of such voting right. At any meeting at which the holders of Series A Junior Participating Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Junior Participating Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Series A Junior Participating Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Series A Junior Participating Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Series A Junior Participating Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may authorize, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series A Junior Participating Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series A Junior Participating Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series A Junior Participating Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Series A Junior Participating Preferred Stock by mailing a copy of such notice to such holder at its last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such authorization or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series A Junior Participating Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Series A Junior Participating Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Series A Junior Participating Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Series A Junior Participating Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Series A Junior Participating Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or Bylaws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000.00 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the General Corporation Law of the State of Delaware, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

(e) Neither the merger nor consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation, including the terms of this Certificate of Designation, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

ANNEX E

NEVADA DISSENTERS’ RIGHTS STATUTE

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§80-a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722; [2013, SB 441])

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; [2013, SB 441])

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; [2013, SB 441])

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; [2013, SB441])

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; [2013, SB 441])

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; [2013, SB 441])

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; [2013, SB 441])

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)